As filed with the Commission on March 26, 2002                File No. 333-84216

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                          PRE-EFFECTIVE AMENDMENT NO. 1

                                       T0

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                            FORESTINDUSTRY.COM, INC.
                 (Name of small business issuer in its charter)



             Delaware                                7372                             98-0207081
------------------------------------- ----------------------------------- -----------------------------------
  (State or other jurisdiction of        (Primary Standard Industrial              (I.R.S. Employer
   incorporation or organization)            Classification Code)                Identification No.)



         2480 Kenworth Road, Suite 11, Nanaimo, British Columbia V9T 3Y3
          (Address and telephone number of principal executive offices)

         2480 Kenworth Road, Suite 11, Nanaimo, British Columbia V9T 3Y3 (Address of principal place of business or intended principal place of business)

                         Joe Perraton, President and CEO
                            forestindustry.com, Inc.
                          2480 Kenworth Road, Suite 11
                        Nanaimo, British Columbia V9T 3Y3
                                 (250) 758-0665
            (Name, address and telephone number of agent for service)

                                    Copy to:
                               Daniel B. Eng, Esq.
                              Bartel Eng & Schroder
                          300 Capitol Mall, Suite 1100
                          Sacramento, California 95814
                             Telephone: 916-442-0400

Approximate date of proposed sale to the public: As soon as practicable after the registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following blocks and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE



===============================================================================================
                                                      Proposed
                                                      maximum        Proposed
                                                      offering        maximum      Amount of
       Title of each class of        Amount to be    price per       aggregate    registration
    securities to be registered       registered       share      offering price      fee
-----------------------------------------------------------------------------------------------
Common stock to be offered by
selling stockholders                    1,320,000        $0.13(1)    $171,600

Common stock for sale by the company    3,000,000        $0.13(1)    $390,000

Total                                                                $561,600          $52.00*
===============================================================================================

_______________________________

(1) Fee calculated in accordance with Rule 457(c) of the Securities Act of 1933, as amended ("Securities Act"). Estimated for the sole purpose of calculating the registration fee and based upon the average quotation of the high and low price per share of our common stock on March 8, 2002, as quoted on the OTC Bulletin Board.

*   Previously paid.


     The registrant hereby amends this registration statement on the date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on the date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS                                                Subject to Completion
                                                                 March 26, 2002

                            FORESTINDUSTRY.COM, INC.

                                  COMMON STOCK

                                ________________

     This prospectus relates to the sale of up to 4,320,000 shares of our common stock. Of the 4,320,000 shares, up to 3,000,000 shares may be sold by us at $0.10 per share. The common stock will be sold through our officers or directors to investors outside the United States. There is no minimum number of shares to be sold in order for us to accept funds. If the entire 3,000,000 shares of common stock are sold, we will receive gross proceeds of $300,000 before expenses of approximately $12,000. No assurance can be given on the number of share we will sell or that we will be able to sell any shares.

     In addition, this prospectus relates to the resale of up to 1,320,000 shares of common stock, including 220,000 shares that may be resold upon the exercise of warrants, by selling stockholders. The selling stockholders may sell their common stock from time to time in the over-the-counter market at the prevailing market price or in private negotiated transactions. The selling stockholders will determine the price they may offer or sell shares of our common stock independent of us. We will not receive any proceeds from the resale of shares of common stock by the selling stockholders.

     Our common stock is quoted on the OTC Bulletin Board under the symbol "FTIC." On March ___, 2002, the closing bid quotation for one share of common stock was $______. We do not have any other securities that are currently traded on any other exchange or quotation system.

     Investing in the common stock involves a high degree of risk. You should purchase shares only if you can afford a complete loss. Please see "Risk Factors" beginning on page 6 of this prospectus.

     Neither the Securities and Exchange Commission nor any State Securities Commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


=================================================================================================
                                                   Price to        Maximum         Proceeds to
                                                  the Public      Commission      the Company(1)
-------------------------------------------------------------------------------------------------
Per share                                           $0.10             0               $0.10
-------------------------------------------------------------------------------------------------
Total 3,000,000 shares of common stock             $300,000           0              $300,000
=================================================================================================


(1) Before deducting expenses related to the offering anticipated to be $12,000.

                        ________________________________

                 The date of this prospectus is March __, 2002.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                TABLE OF CONTENTS

FORWARD-LOOKING STATEMENTS....................................................3

PROSPECTUS SUMMARY............................................................4

RISK FACTORS..................................................................6

DETERMINATION OF OFFERING PRICE...............................................9

USE OF PROCESS................................................................9

DILUTION......................................................................9

MARKET FOR OUR COMMON STOCK..................................................10

DIVIDEND POLICY..............................................................11

MANAGEMENT'S DISCUSSION AND ANALYSIS AND PLAN OF OPERATIONS..................11

BUSINESS.....................................................................14

PROPERTY.....................................................................19

MANAGEMENT...................................................................20

EXECUTIVE COMPENSATION.......................................................21

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS...............................23

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT...............24

PLAN OF DISTRIBUTION.........................................................25

SELLING STOCKHOLDERS.........................................................27

DESCRIPTION OF SECURITIES....................................................27

LEGAL PROCEEDINGS............................................................28

LEGAL MATTERS................................................................29

EXPERTS......................................................................29

AVAILABLE INFORMATION........................................................29

FINANCIAL STATEMENTS........................................................F-1

                           FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled "Risk Factors," that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

     As used in this prospectus, the terms "we," "us," "our," and "forestindustry" means forestindustry.com, Inc. and its subsidiaries, unless otherwise indicated. All dollar amounts refer to United States dollars unless otherwise noted.

                               PROSPECTUS SUMMARY

     This summary is intended to highlight information contained elsewhere in this prospectus. You should carefully read the entire prospectus, including the section entitled "Risk Factors." All dollar amounts refer to United States dollars unless otherwise noted.

Our Business

     As used in this prospectus, the reference to "we" and "forestindustry" and the business operations discussed in this prospectus refer to forestindustry.com, Inc. and (prior to January 31, 2000) to The Forest Industry Online Inc.

     We provide a full range of Internet services for the forest and wood products industry. Our website address is "forestindustry.com." Our Internet site provides a directory of companies associated with the forest and wood products industry. Our website is divided into three categories: Forest and Logging, Wood Processing and Logs, Lumber and Wood Products. Companies may advertise their services on our website and exchange information through our online discussion forums. Our website includes The World Wood Exchange which allows manufacturers, buyers and intermediaries to list all types of wood products for purchase and sale through the website. It also provides information on industry related trade shows, conferences and news items. All updates and changes made to the website are completed by our in-house technical staff. We generate revenues by charging a monthly fee to customers using our website based on the size of advertisements and charging for Internet related services provided to forest and wood-related businesses.

     Through November 30, 2001, approximately 64% of revenues were generated from our website advertisers and the other 36% through website design services. Prior to January 31, 2000, we had no source of revenues. On January 31, 2000, we acquired The Forest Industry Online Inc. and our current business is now the business that was previously being conducted by them.

     We are currently experiencing a cash shortage. Although the core business of The Forest Industry Online is attaining revenues, at its current level it is insufficient to operate and pay for expenses related to a public company. As a result, we are seeking to raise capital through this offering in order to pay off or settle accounts payables and other liabilities.

     Our corporate offices and operations are located at Suite 11, 2480 Kenworth Road, Nanaimo, British Columbia V9T 3Y3. Our telephone number is (250) 758-0665. We have one wholly-owned subsidiary, The Forest Industry Online, Inc., which maintains business offices at our principal business office in Nanaimo.

Offering Summary

     We are offering up to 3,000,000 shares of our common stock at $0.10 per share. In addition, selling shareholders are offering up to 1,320,000 shares of their common stock for resale.


Common stock offered by the Company............. 3,000,000 shares

Common stock offered by the selling
shareholders.................................... 1,320,000 shares (1)

Common stock outstanding before the offering.... 1,621,058

Common stock outstanding after the offering..... 4,841,058 (2)

Offering price.................................. $0.10 per share

Use of proceeds................................. Approximately $288,000 after expenses to pay off or settle our existing accounts payables
                                                 and other liabilities (3)

Symbol for our common stock..................... FTIC

Market for common stock......................... Our shares are currently quoted on the over-the-counter bulletin board


(1) Includes warrants to purchase 220,000 shares of common stock that may be resold.

(2) Assumes the sale of 3,000,000 shares by the Company and the exercise of warrants to purchase 220,000 shares.

(3) Does not include proceeds that may be received by the Company upon the exercise of warrants to acquire 222,000 shares of common stock.

Summary of Consolidated Financial Data


                                    Ten Months        Year Ended            Six Months Ended
                                   Ended May 31,       May 31,                November 30,
                                       2000              2001            2000             2001
                                   --------------    -------------    ------------    -------------
                                                                              (Unaudited)
Revenues                             $  335,287      $    466,326      $  205,195        $165,581
Operating Expenses                      793,868         1,208,249         867,949         408,776
Earnings (Loss)                        (458,581)         (741,921)       (662,754)       (243,195)
Earnings (Loss) Per Share                $(0.43)           $(0.54)         $(0.49)         $(0.15)


                                               As at                             As at
                                            May 31, 2001                   November 30, 2001
                                   -------------------------------    -----------------------------
                                            (Unaudited)                       (Unaudited)
Total Assets                                  $  198,976                      $  121,096
Working Capital (Deficit)                       (244,788)                       (385,081)
Stockholders' Equity (Deficit)                $ (134,967)                     $ (325,100)


     On June 1, 2001, we effected a ten-for-one share  consolidation.  The above
figures,   where   appropriate,   have  been  adjusted  to  reflect  such  share
consolidation.

                                  RISK FACTORS

     An investment in our securities involves a high degree of risk. Before deciding whether to invest, you should read and consider carefully the following risk factors.

We expect  to incur losses in the near future.

     We have incurred losses since our merger in January 2000. Our current revenues are not sufficient to pay all of our expenses. Our net losses are expected to continue through at least the current fiscal year. As a result of these losses and negative cash flows from operations, our ability to continue operations will depend on our ability to generate revenues for working capital, the availability of outside capital and our efforts at reducing expenses until we achieve profitability. Assuming the sale of all 3,000,000 shares of common stock, the proceeds therefrom will be primarily used to pay off or settle existing accounts payables and other liabilities, and not for additional working capital.

     Our audited consolidated financial statements for the year ended May 31, 2001, were prepared on a going concern basis in accordance with United States generally accepted accounting principles. The going concern basis of presentation assumes that we will continue in operation for the foreseeable future and will be able to realize our assets and discharge our liabilities and commitments in the normal course of business. Our inability to generate
sufficient   revenue  raises   substantial  doubt  upon  the  validity  of  this
assumption.

The sale of our common stock may result in a change in control

     We are offering up to 3,000,000 shares of our common stock. Assuming the sale of all 3,000,000 shares, this will represent approximately 65% of the outstanding shares. Because this potential issuance will represent more than our existing outstanding shares, if our common stock is sold to an entity or group, completion of the offering may result in a change in control of the Company. We believe that it will be easier to sell our shares and raise capital from one entity or small group, and we intend to direct our efforts at a limited number of entities. As a result of this possible change in control, the new majority owner, or owners, may be able to effect substantial transactions without further shareholder approval.

We may become a company with no operating business

     It is our intent that the proceeds raised through the offering will be used to pay off or settle existing accounts payables and other liabilities. Although at this time we intend to continue to offer our Internet services for the forest and wood products industry, we may find it advantageous to sell The Forest Industry Online in order to raise the necessary capital to meet our liabilities and other obligations. We previously had discussions regarding the sale of that business, and we cannot assure you that we will not have similar discussions in the future. If we were to sell The Forest Industry Online, we would become a company without any operating business.

All of our assets are secured by a general security agreement

     During July 2001, we entered into a $41,000 loan agreement with Messrs. Curran and Nemeth, two of our directors. The loan is secured by a general security agreement over all of our assets. The loan was originally due on December 31, 2001. However, even though we are in default, Messrs. Curran and Nemeth have taken no action to collect the debt. In the event Messrs. Curran and Nemeth bring collection efforts and we are unable to repay the loan, they have the right to attach all of our assets which would adversely affect our operations.

We will need to raise additional capital to finance our website business operations

     Because we do not have sufficient revenues to support our activities, we intend to fund our operations with additional outside capital. If we are unable to obtain financing in the amounts and on terms acceptable to us, our business and future success may be adversely affected. Our management has limited experience in raising capital, which may reduce the likelihood of obtaining capital.

     Traditionally, we have relied primarily on revenues from our website and the sale of equity securities to meet our operations and capital requirements. Any equity financing could result in dilution to our stockholders. Debt financing will result in interest expense and the risk we cannot pay it back in time.

If our competitors develop better Internet services than ours for forest and wood companies then our future financial success may be at risk

     Our competitors may develop Internet services that are superior to, or have greater market acceptance than, our services. If we are unable to compete successfully against our competitors, our business, financial condition and operating results will be adversely affected.

     Many of our competitors have greater financial, marketing and other resources than we do. This may place us at a disadvantage in responding to our competitors' pricing strategies, technological advances, advertising campaigns, strategic alliances and other initiatives.

If the forest and wood industry does not adopt the electronic commerce market for its business, our Internet business could fail in the long term

     The success of our Internet based business will depend on several factors including:

     o Electronic commerce is still developing and may not be suitable for the wood and forest industry;

     o We have no long term contracts or agreements with our customers and, as a result, we have no assurance of ongoing revenues;

     o We have not obtained and installed the necessary internet operating programs to implement our proposed lumber and equipment exchange;

     o We do not have the expertise in-house to design our proposed market information services and training and compliance programs; and

     o Government regulation or taxation may adversely affect the users of electronic commerce.

Our forest and wood related Internet services and new products may not attract customers or result in profits

     Our business is based on electronic commerce, which refers to the purchase and sale of products and services advertised on Internet websites. Although electronic commerce is growing in volume, many businesses have failed to capture the audience required to generate sufficient revenues. The forest and wood products industry in particular has traditionally relied on non-electronic means for conducting business.

     Our future success depends on our ability to deliver Internet content and services that are seen as valuable to the forest and wood product industry. If we are unable to design products and services that attract a loyal user base, it could have a material adverse affect on our business, financial condition and operating results.

     Traditionally, the forest and wood products industry has been resistant to adopt new methods of doing business, which may mean our products take longer to introduce or they may be rejected altogether. All of our products and services are based on the electronic commerce market and depend on our customers' willingness to use Internet-based services. If we cannot increase the attractiveness of our products and services within the industry, our financial condition, business and operating results may be adversely affected.

Since we rely on one provider for our telecommunication T1 lines, our technical systems could fail if their service is interrupted

     Although we have back up facilities for our computer systems, we rely on one provider for our telecommunication lines. If the telecom provider failed to provide service to our systems, we would be unable to maintain website availability. Interruptions could result from natural disasters as well as power loss, telecommunications failure and similar events. Our business depends on the efficient and uninterrupted operation of our computer and communications hardware systems. Any system interruptions that cause our website to be unavailable may reduce our attractiveness to advertisers and could materially adversely affect our business.

If we are unable to retain our President and other senior management experienced in the forest and Internet industry, our future business success could be adversely affected

     We believe our success will depend on the continued employment of our President, Joe Perraton. If he was unable or unwilling to continue in his present position, our business, financial condition and operating results could be materially adversely affected. While we have an employment agreement with Mr. Perraton, there is no guarantee he will remain with us indefinitely. We do not carry key personnel life insurance on any members of our management.

     Furthermore, we are in need of additional senior management to support our business and operations. If we are not able to offer a compensation package comparable within the industry, we will not be able to recruit senior management. To date, we have had insufficient working capital to support the addition of several senior positions.

We are developing products based on information we obtain from third parties in the forest industry, which could expose us to legal liability

     We may be subject to legal claims relating to the content in our website and related products. Some of the content proposed for our lumber and equipment exchange, market information service and training and compliance programs may be drawn from data compiled by other parties, including governmental and commercial sources. We will then reformat that data and produce specialized products based on that market segment. This data may have errors. If our content is improperly used or if we supply incorrect information, it could result in unexpected liability. Our business, financial condition and operating results could suffer a material adverse effect if costs or losses resulting from these claims are not covered by our insurance or exceed our coverage.

Trading in our stock is restricted by the SEC's penny stock regulations, which may limit a stockholder's ability to buy and sell our stock

     Trading in our common stock is subject to the SEC's penny stock regulations, which may limit a stockholder's ability to buy or sell our common stock. The U.S. Securities and Exchange Commission has adopted regulations which generally define "penny stock" to be any equity security that has a market price (as defined) of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our common stock is currently covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and financially qualified investors. For transactions covered by this rule, the broker-dealers must make a special suitability determination of the purchaser and receive the purchaser's written agreement of the transaction prior to the sale. Consequently, these rules may affect the ability of broker-dealers to trade our common stock and affect the ability of existing stockholders to sell their shares in the secondary market.

                         DETERMINATION OF OFFERING PRICE

     We are offering up to 3,000,000 shares of common stock at $0.10 per share. As of March ___, 2002, the closing price of our common stock was $___ per share as quoted on the OTC Bulletin Board. In determining the offering price of $0.10 per share, the Board considered the current quotation price of its common stock, the trading volume of its shares and the current financial condition of the Company. The offering price of $0.10 may bear no relation to the value of a share of common stock.

                                 USE OF PROCEEDS

     We intend to sell our common stock through our officers and directors. The offer and sale of common stock will be primarily directed at investors outside the United States. Our net proceeds from the sale of 3,000,000 shares of common stock are estimated to be $288,000 based on a public offering price of $0.10 per share and after deducting estimated offering expenses of $12,000. We intend to use the proceeds to pay off or settle existing accounts payables and other liabilities.

     We will not receive any proceeds from the sale of the shares of the selling stockholders.

                                    DILUTION

     At November 30, 2001, the negative book value of the Company was $(325,100) or $(0.20) per share. Negative book value per share is determined by dividing the total shareholders' deficit of the Company at November 30, 2001, by the number of shares of common stock outstanding. Without taking into account any changes in negative book value after November 30, 2001, other than to give effect to the sale of the Company of 3,000,000 shares of common stock offered hereby, and after deducting estimated offering expenses payable by the Company, the pro forma negative book value at November 30, 2001, would have been approximately $(37,100) or $(0.01) per share. This amount represents an immediate dilution to new investors of $0.11 per share, The following table illustrates this dilution per share:

Assumed public offering price per share.......................           $ 0.10
   Negative book value per share at November 30, 2001.........  $(0.20)
   Increase per share attributable to new investors...........    0.19
Negative book value per share after offering..................            (0.01)
Negative book value dilution per share to new investors.......           $(0.11)

     The foregoing information assumes no exercise of outstanding stock options. At November 30, 2001, there were outstanding options to purchase 7,050 shares of common stock at exercise prices ranging from $4.00 to $0.60 per share and warrants to purchase 220,000 shares at an exercise price equal to the twenty-day average market price preceding the exercise, but in no case less than $0.20.

     The following table sets forth, as of November 30, 2001, the number of shares of common stock purchased and the percentage of shares of common stock purchased by the existing shareholders and by the investors purchasing shares of common stock in this offering:

                                                     Shares Purchased
                                                 Number            Percent
                                               ------------      ------------
Existing shareholders.......................    1,621,058             35.08%
New investors...............................    3,000,000             64.92%
                                                ---------            ------
    Total...................................    4,621,058            100.00%
                                                =========            ======

                           MARKET FOR OUR COMMON STOCK

     As of February 28, 2002, we had 1,621,058 shares of common stock outstanding and approximately ___ stockholders of record. The number of stockholders of record does not include shares held in street name. We believe the number of beneficial owners may be greater due to shares held by brokers, banks, and others for the benefit of their customers. Since December 1999 our common stock has been quoted on the OTC Bulletin Board, but a trading market only developed on March 1, 2000. Set forth below is the range of high and low bid quotations for the quarterly periods indicated as reported by the NASD since March 2001. The market quotations reflect interdealer prices, without retail mark-up, mark-down or commissions and may not represent actual transactions.

                                                      Common Stock
         Quarter Ended                           High                Low
         -------------                           ----                ---
         February 28, 2002                      $0.15               $0.13

         November 30, 2001                      $0.60               $0.15

         August 31, 2001                        $0.49               $0.07

         May 31, 2001                           $0.04               $0.02

         February 28, 2001                      $0.14               $0.09

         November 30, 2000                      $1.06               $0.38

         August 31, 2000                        $1.69               $1.06

         May 31, 2000                           $1.25               $1.25

     The provisions in our Certificate of Incorporation allow our board of directors to issue preferred stock with rights, preferences and privileges superior to our common stock. The issuance of preferred stock with such rights may make the removal of management difficult even if such removal would be considered beneficial to stockholders generally. It would have the effect of limiting stockholder participation in certain transactions such as mergers or tender offers if such transactions are not favored by our management. There are no shares of preferred stock outstanding, and there are no current plans, arrangements, commitments or undertakings to issue additional preferred stock. However, the board of directors has the authority to issue additional shares of preferred stock at any time up to the amount authorized in our Certificate of Incorporation.

                                 DIVIDEND POLICY

     Holders of our common stock are entitled to receive such dividends as may be declared by our board of directors and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of liabilities. We have not paid any dividends on our common stock and we do not have any current plans to pay any common stock dividends.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                             AND PLAN OF OPERATIONS

General

     The following discussion may contain forward-looking statements and projections. Because these forward-looking statements and projections are based on a number of assumptions and are subject to significant uncertainties and contingencies, many of which are beyond our control, there is no assurance that they will be realized, and actual results may vary significantly from those shown.

     Forestindustry and its current business is a result of a combination transaction between Autoeye Inc., a Delaware corporation, and The Forest Industry Online Inc., a British Columbia corporation. At the time of the combination on January 31, 2000, Autoeye was a reporting company under the Securities Exchange Act of 1934 with no active business other than to evaluate businesses for possible acquisition. Autoeye was incorporated on December 18, 1997, and was formed to acquire Autoeye Inc., an Alberta corporation, that developed and proposed to manufacture its existing design for a multi-vehicle surveillance system to monitor large vehicle lots such as car dealerships, fleets and storage lots. The proposed acquisition of Autoeye Inc., an Alberta corporation, was terminated in February 1998. The Forest Industry Online Inc. had been in the business of providing Internet services to the forest and wood products industry since January 1997. As a result of the combination, The Forest Industry Online Inc. became a wholly-owned subsidiary of Autoeye, and Autoeye changed its name to forestindustry.com, Inc. and continues the business of The Forest Industry Online Inc. Following the transaction, the shareholders of The Forest Industry Online, Inc. owned a majority of Autoeye's outstanding shares of common stock. Accordingly, for financial reporting purposes the transaction was accounted for as a reverse acquisition with The Forest Industry Online, Inc. considered the accounting acquirer. (See Notes 2(a) and 3 to the May 31, 2001, audited consolidated financial statements.) As such, The Forest Industry Online, Inc.'s historical financial statements are now reported as our financial statements.

Plan of Operations

     Since inception, we have relied on equity financings to fund our operations. Funds required to finance our future Internet services, marketing efforts and ongoing business are expected to come primarily from debt and equity financing and strategic alliances with the remainder provided from operating revenues. Operating revenues to date have been substantially less than the cost of operations. Future financings will be necessary to meet our anticipated working capital needs over the current fiscal year. Potential sources of additional capital include private placements with institutional investors and/or a public offering of our common stock.

     In order to reduce expenses during the year ended May 31, 2001, we laid off 17 of our employees in November 2000. As of February 28, 2002, we had five employees. We plan on building our operations and re-hiring our employees once revenues exceed our operating costs.

Results of Operations

For the Six Months ended November 30, 2001 and November 30, 2000

     Revenues. Revenues decreased by 20% to $165,581 for the six months ended November 30, 2001, as compared to sales of $205,195 for the six months ended November 30, 2000. Sales decreased due to higher drop offs to our subscription based web services and fewer new customers for our web design services. The customer base decreased to approximately 433 customers and 431 associate members (non-paying) by November 30, 2001, as compared to approximately 1,200 at November 30, 2000. $106,188 or 64% of revenues were derived from website advertising while the remaining $59,393 or 36% of revenues were derived from web site design and custom applications. In contrast, 47% of revenues, or $97,180 in the six months ended November 30, 2000, were derived from website advertising and the balance, $108,015 or 53% were derived from web site design. The decline in revenues from web site design and contracting services is attributable to the reduction in sales staff by the company in the nine months preceding this period.

     Expenses. Total expenses for the six months ended November 30, 2001, decreased to $408,776 as compared to $867,949 for the comparative period ended November 30, 2000. Expenses decreased due to the company's efforts over the previous nine months to decrease operating costs. Selling, general and administrative expenses represented the largest portion of expenses totaling $206,428 as compared to $707,719 for the comparable period in 2000. This decrease is due to the reduction in sales and administration staff and termination of office leases and other commitments. Consulting and professional fees were $122,203 for the period ended November 30, 2001, compared to $28,076 for the six months ended November 30, 2000. Our professional fees increased due compliance with public reporting requirements, costs associated with our annual meeting and the addition of five management contracts. Professional fees also included legal and accounting fees relating to the preparation of a registration statement, including amendments, and audited financial statements for the year ended May 31, 2001.

     Net and Comprehensive Loss. We recorded a net loss of $243,195 for the six months ended November 30, 2001, compared to a net loss of $662,754 for the six months ended November 30, 2000. The decrease in losses for the period ended November 30, 2001, is due to the significant decrease in operating, administrative and professional expenses through out the nine months preceding this period.

For the fiscal years ended May 31, 2001 and May 31, 2000 ( 10 months)

     Revenues. Revenues increased to $466,326 for the year ended May 31, 2001, as compared to sales of $335,287 for the ten months ended May 31, 2000. Increased sales were attributable to an increase in subscribers to our web site services and web design services. During fiscal 2001, we hired additional sales staff and customer service representatives, which contributed to the growth in customers. The customer base increased to approximately 860 customers by May 31, 2001, compared to 640 customers at May 31, 2000. Approximately 60% of the revenue is attributable to hosting and advertising services while the remaining 40% of revenues were derived from web design services and special applications.

     Expenses. Total operating expenses for the year ended May 31, 2001, increased by 52% to $1,208,247 compared to $793,868 for the ten months ended May 31, 2000. This increase is due to the hiring of twenty-three sales, technical and administrative employees during 2001 and attendance at more trade shows during this period. Consulting fees were $156,315 for the year ended May 31, 2001, compared to $125,099 for the ten months ended May 31, 2000. Consulting fees increased slightly due to the addition of one officer during fiscal 2001 and three managers between February and May 2001. Professional fees increased by $13,853 during 2001, from $105,967 for the ten months ended May 31, 2000, to

$119,820 for the year ended May 31, 2001. Professional fees included legal and accounting fees relating to the preparation of our registration statements and financial statements.

     Net and Comprehensive Loss. Based on the above, we sustained a net and comprehensive loss of $741,921 for the year ended May 31, 2001, compared to a net loss of $458,581 and a comprehensive loss of $450,017 for the ten months ended May 31, 2000. The increase in losses for the period ended May 31, 2001, is due to the significant increase in operating, administrative and professional expenses.

     The weighted average shares outstanding for the year ended May 31, 2001, were 1,385,923, an increase of 333,743 shares (32%) in the same ten-month period of 2000.

For the fiscal years ended May 31, 2000 (10 months) and July 31,1999 forestindustry commenced business operations in January 2000 with the acquisition of The Forest Industry Online Inc. As of May 31, 1999, and up to January 2000, forestindustry, formerly known as Autoeye, was not conducting any business operations. Consequently, a comparison of the fiscal years ended May 31, 2000 and 1999, would not be meaningful. Instead, the more meaningful management's discussion compares our fiscal year ended May 31, 2000, with the prior fiscal year of The Forest Industry Online, Inc. ending July 31, 1999. However, our most recent fiscal year consists of only ten months rather than a full twelve-month fiscal year.

     Revenues. Revenues increased 11% to $335,287 for the ten months ended May 31, 2000, as compared to sales of $300,362 for the year ended July 31, 1999. Increased sales were attributable to an increase in subscribers to our web site services and web design services. The customer base increased to approximately 640 customers by May 31, 2000, as compared to approximately 350 at July 31, 1999. $215,504 or 64% of revenues were attributable to web site advertising while the remaining $119,783 or 36% of revenues were derived from website design services.

     Expenses. Selling, general and administrative expenses for the ten months ended May 31, 2000, increased 94% to $534,976 as compared to $275,061 for the year ended July 31, 1999. This increase is due to the hiring of additional sales and technical staff and attendance at more trade shows during this period. Consulting and professional fees were $231,066 for the period ended May 31, 2000, compared to $18,079 for the year ended July 31, 1999. Our professional fees increased by over 600% due to the acquisition in January 2000 and the change from a privately held company to a public reporting company. Professional fees also include legal and accounting fees relating to the preparation of our registration statement.

     Net and Comprehensive Loss. We recorded a net loss of $458,581 and a comprehensive loss of $450,017 for the ten months ended May 31, 2000, compared to a net loss of $541 and a comprehensive loss of $82 for the year ended July 31, 1999. The increase in losses for the period ended May 31, 2000, is due to the significant increase in operating, administrative and professional expenses.

Liquidity and Capital Resources

     As of May 31, 2001, total current assets were $89,155, a decrease of $202,644, compared to $291,799 as at May 31, 2000. This decrease is due to the reduced investment in capital in 2001 and increase in general and administrative costs. Due to the fact that we have not generated sufficient cash flow to fund all of its operations, we have relied heavily on outside sources of capital. During the 12 month period ended May 31, 2001, we raised $200,000 through the sale of its Series B Convertible Preferred Stock. Subsequent to year-end, we obtained $41,000 (CDN$63,000) through a loan from two of our directors, payable in full by December 31, 2001, at 10 per cent interest per annum. We will require additional capital investments or borrowed funds to meet cash flow projections. To date, we have reduced expenses to cover monthly cash requirements, however, we have not been able to eliminate accounts payable and accrued liabilities. There can be no assurance that we will be able to raise capital from these outside sources in sufficient amounts to fund our business. The failure to secure adequate outside funding would have an adverse affect on our operating results.

     Investing activities during the twelve months ended May 31, 2001, have consisted mainly of purchasing equipment, primarily computer hardware and software. Capital expenditures, including those under capital leases, totaled $27,009 in 1999; $119,377 in 2000; and $31,265 in 2001. We expect capital expenditures will increase and growth in its personnel and infrastructure will be required to support the growing customer base.

     We have not invested in derivative securities or any other financial instruments that involve a high level of complexity or risk. It expects, that in the future, cash in excess of current requirements will continue to be invested in high credit quality, interest-bearing securities until utilized in business operations.

     In August 2001, we entered into a Debt Settlement Agreement with one of our creditors. The agreement settles approximately $102,769 (Cdn$155,710) in debt through the payment in cash of $48,360 (Cdn$75,000) and the issuance of 100,000 shares of our common stock in full settlement of the debt.

     As of May 31, 2001, we had negative working capital of approximately $244,788. As of November 30, 2001, we had negative working capital of approximately $385,081. We need additional capital to finance our operations and to pay off or settle existing debt. We will also consider joint ventures or strategic alliances to develop future programs. We will also consider selling control to another entity who is in a position to raise or will infuse additional capital. There is no assurance that we will be able to obtain capital, and as of the date of the prospectus, did not have any commitments from any source to provide additional capital.

     In order to reduce our expenses, we laid-off nine of our employees in November 2001, and ended the engagement of 11 independent contractors.

                                    BUSINESS

General

     We provide a full range of Internet services for the forest and wood products industry. Our website address is "forestindustry.com." Our Internet site provides a directory of companies associated with the forest and wood products industry. Our website is divided into three categories: Forest and Logging, Wood Processing and Logs, Lumber and Wood Products. Companies may advertise their services on our website and exchange information through our online discussion forums. Our website includes The World Wood Exchange which allows manufacturers, buyers and intermediaries to list all types of wood products for purchase and sale through the website. It also provides information on industry related trade shows, conferences and news items. All updates and changes made to the website are completed by our in-house technical staff. We generate revenues by charging a monthly fee to customers using our website based on the size of advertisements and charging for Internet related services provided to forest and wood-related businesses.

     Through November 30, 2001, approximately 64% of revenues are generated from our website advertisers and the other 36% through website design services. Prior to January 31, 2000, we had no source of revenues. On January 31, 2000, we acquired The Forest Industry Online Inc. and our current business is now that which was being conducted by them.

     The Internet-related services which we provide include all services which a business needs to promote itself and to advertise and/or sell its forest or wood related products and services through the internet, including the design, development and hosting of websites for our customers.

     Our corporate offices and operations are located at Suite 11, 2480 Kenworth Road, Nanaimo, British Columbia V9T 3Y3. Our telephone number is (250) 758-0665. We have one wholly-owned subsidiary, The Forest Industry Online, Inc., which maintains business offices at our principal business office in Nanaimo.

     On June 1, 2001, we effected a ten-for-one reverse stock split. Reference to shares in this report has been adjusted to reflect this reverse split unless otherwise noted.

Corporate History

     We were originally incorporated in Delaware on December 18, l997, under the name "Autoeye Inc." Autoeye's initial plan of business was to merge with a company in the industry of vehicle surveillance systems, but this plan was abandoned prior to any operations. Prior to Autoeye's acquisition of The Forest Industry Online Inc., it had not commenced any operations other than initial corporate formation and capitalization.

     On January 31, 2000, Autoeye acquired all of the issued and outstanding common shares of The Forest Industry Online Inc. in exchange for 1,000,000 shares of Autoeye common stock. The Forest Industry Online, Inc. has been in operation since 1995, first as a proprietorship and since January 1997 as a corporation. The value attributed to the share exchange was CDN $335,000. The principals of The Forest Industry Online were Joe Perraton, Lara Perraton and Teaco Properties Ltd. (which is beneficially owned by Marc White and Dave McNaught). Autoeye's then president, Andrew Hromyk, represented the interests of Autoeye. Concurrent with the acquisition of The Forest Industry Online Inc., Autoeye issued 750 shares of its Series A Convertible preferred stock at a price of $1,000 per share for gross proceeds of $750,000. The subscribers of the preferred shares were Augustine Fund, LP, Ascent Financial, and Indenture Trust of James F. Cool. Autoeye also issued 3,750 shares of its common stock to Century Capital Management Ltd, as consideration for consulting services provided in connection with Autoeye's acquisition of The Forest Industry Online Inc. Century Capital Management Ltd. is controlled by Andrew Hromyk.

     Following the acquisition of The Forest Industry Online Inc., Mr. Perraton, a principal of The Forest Industry Online Inc., was appointed as Autoeye's President as well as a director. Mr. Marc White was also appointed as a director. Autoeye's former President, Andrew Hromyk, resigned from that position and was appointed as Autoeye's Secretary. Mr. Hromyk resigned as an officer and director in May 2000. Mr. White resigned as a director of the Company in July 2000.

     On February 25, 2000, Autoeye changed its name to "forestindustry.com, Inc." We have also done business under the name "The Forest Industry Network."

     On October 5, 2000, we appointed Greg Millbank, our Chief Operating Officer, to our board of directors. Mr. Millbank resigned as an officer of the Company as of January 31, 2001, and elected not to be re-appointed as a Director for the following term.

     On May 29, 2001, we held an annual meeting of stockholders at which the stockholders approved an amendment to the Company's Amended Certificate of Incorporation to effect a ten-for-one share consolidation.

     On July 6, 2001, the Company, Teaco Properties, the Company's largest shareholder, Sean Curran and Joe Nemeth entered into a stock purchase agreement. Under the terms of the stock purchase agreement, Teaco Properties sold 900,000 shares in the aggregate of the Company's common stock that it owned to Messrs. Curran and Nemeth. Prior to the transaction, Teaco Properties owned 1,000,000 shares in the aggregate. As a result of the transaction, Teaco Properties currently owns 100,000 shares; Curran owns 600,000 shares and Nemeth owns 300,000 shares, which represents approximately 6.2%, 37.0% and 18.5%, respectively, of the outstanding shares. In connection with the stock purchase agreement, Messrs. Curran and Nemeth were appointed to the Company's Board of Directors. Mr. Perraton continues to serve as president and a director of the Company. In March 2002, Mr. Curran gifted his 600,000 shares to Cherry Point Consulting, a company owned by Mr. Perraton.

     For the purchase of the shares, Messrs. Curran and Nemeth paid Teaco Properties the sum of $10. Further, as a condition of the sale, Mr. Curran undertook that he would use his best efforts to obtain third party financing for the Company in an amount not less than US $250,000, and that the Company would settle outstanding debt in the amount of Cdn $155,710 with a third party creditor through the issuance of Company shares.

     As an inducement to the sale, the Company granted warrants to purchase 220,000 shares of common stock to Teaco Properties. The warrants are exercisable for a period of two years beginning June 25, 2001. The exercise price will be calculated by obtaining the twenty (20) day average Market Price (hereinafter defined) of the shares of common stock preceding a date determined by the Board of Directors. In no event will the Market Price be below $0.20 per share. Market Price shall be the average closing price of the shares of common stock on such date, as reported by the National Association of Securities Dealers Automated Quotation System ("NASDAQ"), or the average closing price in the over-the-counter market if other than NASDAQ. The Board of Directors will determine the date for which the exercise price will be determined within 90 days of the date of grant.

     Our business is a continuation of that which was previously being conducted by The Forest Industry Online, Inc., which remains a wholly-owned subsidiary of the Company.

Recent Events

     As discussed above, during July 2001, the Company's then largest shareholder sold their shares to a new group of investors. The new investors consisted of Messrs. Curran and Nemeth who became directors and began to hire new personnel in an attempt to increase revenues. During the latter part of calendar year 2001, it was determined that we would be unable to profitably operate forestindustry.com as a public company unless our liabilities were reduced. The costs associated with a public company exceeded the revenues derived from our The Forest Industry Online business. Therefore, our majority shareholders sought potential buyers to pay off existing debt and our operating business. During January and February 2002, the majority shareholders held a series of conversations and entered into an agreement whereby a third party would lend $250,000 to Mr. Joe Perraton, who would then acquire 2,000,000 of our shares at $0.10 per share and purchase The Forest Industry Online business for $50,000. The $250,000 received by us would be used to pay off or settle existing accounts payables and other liabilities. Mr. Perraton would then pay off the loan in exchange for his 2,000,000 shares. After further discussion, however, the parties were unable to enter into a definitive agreement and the proposed transaction was terminated.

     Through this offering we are attempting raise capital to pay off or settle our obligations. In the event we are not successful in settling our debts we may have to file for bankruptcy. In addition, in connection with the sale of common stock, we may sell The Forest Industry Online. We do not, however, have any agreements or understandings with any party that they will purchase the shares through this offering or will sell The Forest Industry Online. In the event we are able to raise capital to pay off and settle existing accounts payables and other liabilities and/or are required to sell The Forest Industry Online, we will file the appropriate reports with the SEC.

Website Hosting/Advertising

     Our primary business is supporting our website located at "www.forestindustry.com." This site provides a directory of companies associated with the forest and wood products industry. Our website is divided into three categories: Forest and Logging, Wood Processing and Lumber and Wood Products. Within Forest and Logging we list services pertaining to logging equipment, reforestation, trucks, safety supplies, computer services, contractors and ancillary services. The Wood Processing section contains services related to mills including equipment, safety services, computers, consultants and ancillary services. The Lumber and Wood Product section of our website contains services related to pallets, boxes and containers, mill and woodworking machinery and consulting services. All sections are linked through an alphabetical listing of all customers who list on our website.

     Our website includes The World Wood Exchange which allows manufacturers, buyers and intermediaries to purchase and sell all types of wood products through the website. Our website also provides information on industry related trade shows, conferences and news items and allows for the exchange of information through our online discussion forums. All updates and changes made to the website are completed by our in-house technical staff.

     Our website also allows companies to advertise their products or services. We charge a monthly fee to customers based on the size of the advertisement. Our monthly fees for basic advertising services currently range from $40 to $120.

Internet Services

     The Internet-related services we provide are essentially all services, which a business needs to promote itself and to advertise and/or sell its products and services through the Internet. We charge either a monthly fee for these services or a fee based upon the number of hours involved in the project. Our services, all of which can be customized to the specific needs of the customer, include:

     o    complete web site design and maintenance
     o    design and maintenance of databases for new and used:
          o    equipment
          o    parts and supplies
          o    inventories of wood products
          o    real estate listings
          o    customers
     o design of forms used to pay for products and services with a credit card
     o customized layouts for order forms, multi-state tax calculations, international taxes
     o database administration programs which provide customers with the ability to:
          o    modify product prices
          o    provide product and service descriptions
          o    shipping methods based on price, quantity and weight variables
     o    transaction and billing reports
     o online storefronts and catalogues for products and services offered by our members
     o    online classified advertisements
     o    email accounts for members

     We have technical and customer support staff who is available during business hours to assist all members with the use of our services.

New Products

     Subject to adequate financing, we plan to develop an online business exchange for the forest and wood industry called the Lumber and Equipment Exchange, or "LEE." The LEE will host auctions of lumber, equipment and other wood products. Revenue will be generated on a commission basis. We will need to license sophisticated software and hardware to support the LEE program. Assuming financing has been secured, we anticipate it will take approximately six weeks to design the basic framework for the LEE. We will require ongoing design and technical assistance from our alliance partner in the following areas: e-commerce infrastructure, systems integration and installation of enabling Internet software. We estimate that it will take between 12-18 months to have a fully integrated exchange developed and operational. Related services, which we plan to offer to customers of the LEE, include credit verification, delivery scheduling, inspection services and payment settlement.

     Alternatively, we may seek an alliance partner who has a fully operational exchange service and who wants to partner with us to provide a broader range of services. If this occurs, we will not proceed with the online business exchange, but instead integrate our systems with the alliance partners' systems.

     We also plan to design a standard storefront for our members. We intend to upgrade existing storefronts used by our members to increase their efficiency. Once our standard storefront is developed, we will be able to adapt it to the needs of any of our customers with minimal effort.

     We further plan on developing a data and training component to our online services. Training programs will be standardized, hosted on an application service provider model and marketed to the forest and wood industry.

     We plan on providing market information services within the next year. We will gather industry data from several sources in the industry, analyze the data and repackage the information for specific areas of the industry.

Sales and Marketing

     We promote our website by participating in the following:

     o    industry trade shows and conferences
     o    advertising in industry journals
     o working with key forest associations to advertise our products and services
     o publishing a yearly guidebook which includes information on our products and services
     o upcoming industry conferences and events as well as a directory listing of organizations which utilize our online services.

     Due to the seasonal nature of the forest industry, our advertising and marketing expenses will normally be higher in the second and fourth quarters.

     We currently have over approximately 800 customers and have no reliance on any specific customer or small group of customers. Approximately 70% of our customers are U.S. companies, 20% are from Canada and approximately 5% are from Europe, Asia and Australia.

Competition

     There are currently very few Internet websites devoted to the forest industry sector. Our competitors include "e-wood.com," "Talpx.com," "VerticalNet," and other startup companies such as forestweb.com. We also compete with various regional and national commodity exchanges.

     e-wood.com and Talpx Inc. provide Internet websites, which connect buyers and sellers of wood and related products and include news and information for the wood products industry.

     VerticalNet provides websites for companies in the forest and wood products industry but does not currently provide any news or information on its websites, which relate to the forest or wood products industry.

     Indirect competitors include various web hosting and web design companies ranging from large corporate Internet service providers to small home-based businesses. These competitors comprise a small proportion of our competition and often have little or no specific knowledge of the forest industry.

Intellectual Property, Government Approvals and Regulation

     Our Internet services, web site design and database programs are not protected by any patents or copyrights. Our website domain name is registered with Network Solutions, Inc. We also have registered the names "forestindustry.net;" "logsandlumber.com" and other web addresses. We are not subject to government regulation nor do we require any government approvals in either Canada or the United States to provide Internet or web design services to our customers. We may be subject to regulations in the future if state or federal agencies choose to impose regulations applicable to the Internet.

Employees

     As of February 28, 2002, we had five full-time employees.

                                    PROPERTY

     Our corporate and operational offices are located at 2480 Kenworth Road, Suite 11, Nanaimo, British Columbia, Canada V9T 3Y3. We leased approximately 4,000 square feet of office space under a lease, which expired May 31, 2001. We are currently renting on a month-to-month basis.

     All of our computer and telecommunications equipment are located at our Nanaimo offices. As of February 28, 2002, we were operating at 20% to 30% capacity and do not foresee the need to upgrade our systems for twelve months or more.

                                   Management

Directors and Executive Officers

     Our directors and executive officers, and their ages and positions, and duration as such, are as follows:


Name                  Position                                Age      Period
----                  --------                                ---      ------
Joe Perraton          President, Secretary, Chief Financial   35       January 31, 2000 - Present
                      Officer and Director

Joe Nemeth            Director                                34       July 6, 2001 - Present

Sean Curran           Director                                40       July 6, 2001 - Present


Business Experience

     The following is information on the business experience of each officer and director.

     Joe Perraton has served as President, Chief Financial Officer and a director since January 31, 2000, and as Secretary since May 11, 2000. Prior to the acquisition by our company of our subsidiary The Forest Industry Online Inc., Mr. Perraton served as President, co-founder and operations manager since the inception of the business "forest industry online" as a proprietorship in 1995. He became President of The Forest Industry Online, Inc. upon its incorporation in January 1997. Mr. Perraton has over ten years experience directly in the forest industry and over five years working with Internet and client/server technologies. Prior to establishing The Forest Industry Online Inc., Mr. Perraton was engaged in the forest industry as an independent logging contractor.

     Joe Nemeth served as Vice President, North American Newsprint Sales for Fletcher Challenge Canada Ltd. from 1999 to 2000. From 1996 to 1998, Mr. Nemeth served as their Production Director in their Elk Falls Paper Division. Currently Mr. Nemeth is a Director of the following companies: Green Belt Renewable Energy Inc., Cultus Lake Capital VCC Board, and the International Bio-Recovery Vancouver Island Board. Mr. Nemeth holds a Masters of Business Administration from the University of Western Ontario.

     Sean Curran served as the North American Newsprint Sales Manager of Norske-Skog Canada Ltd. from 1999 to August 2001. Norske-Skog is engaged in the business of pulp and paper. For seven years prior, Mr. Curran worked as the General Manager for Atlantic Newsprint Inc. within their sales and marketing department. Mr. Curran has worked within the pulp and paper industry in senior sales management positions for over 15 years.

     Each director holds office until his successor is duly elected by the stockholders. Executive officers serve at the pleasure of the Board of Directors.

Family Relationships

     There are no family relationships between any director or executive officer.

                             EXECUTIVE COMPENSATION

     The following table sets forth the compensation of our Chief Executive Officer during the last two complete fiscal years. No other officers or directors received annual compensation in excess of $100,000 during the last two complete fiscal years.

                           SUMMARY COMPENSATION TABLE


                               Annual Compensation                        Long Term Compensation
                        -----------------------------------    ----------------------------------------------
                                                                      Awards            Payout
                                                               ---------------------    -------
                                             Other Annual      Restricted Securities    LTIP     All Other
                                             Compensation      Stock      Underlying    Payout  Compensation
                Year    Salary   Bonus ($)       ($)           Award(s)   Options (#)    ($)         ($)
               -------- -------- ---------- ---------------    ---------- ----------    ------- -------------

Joe Perraton   2001(1)  $46,500     -0-          -0-              -0-        -0-         -0-        -0-
President      2000(2)  $28,428     -0-          -0-              -0-        -0-         -0-        -0-

_________________

(1)  For the period June 1, 2000 to May 31, 2001.
(2) For the period January 31, 2000 to May 31, 2000. Prior to January 31, 2000, Mr. Perraton was paid the following salary by The Forest Industry Online, Inc. (a subsidiary of the Company's June 1, 1999 to January 30, 2000 - $13,406; fiscal year 1999 - $49,410; fiscal year 1998 - $25,325.

Employment/Consulting Agreements

     On January 31, 2000, we acquired The Forest Industry Online Inc. In connection with this acquisition the Company entered into an employment agreement with Joe Perraton, the president of The Forest Industry Online. The employment agreement provides for a term of three years and an annual salary of CDN $70,000 (approximately $46,000 at current exchange rates).

     On January 31, 2001, the Company amended the employment agreement entered into with Joe Perraton, our president, and revised it to a consulting agreement for the same remuneration and a term of two years. We may terminate the agreement upon ninety days notice.

     In February 2001 the Company's wholly owned subsidiary, The Forest Industry Online Inc., entered into consulting agreements with three consultants to provide management, administration, sales and production services for total monthly fees of $7,368. The contract terms are to February 1, 2003. The Company may terminate each agreement upon thirty days notice.

Employee Pension, Profit Sharing or other Retirement Plans

     The Company does not have a defined benefit, pension plan, profit sharing or other retirement plan, although it may adopt one or more of such plans in the future.

Director's Compensation

     At present the Company does not pay its directors for attending meetings of the Board of Directors, although it expects to adopt a director compensation policy in the future. The Company has no standard arrangement pursuant to which its directors are compensated for any services provided as a director or for committee participation or special assignments.

Stock Option Plan

     In February 2000 the Company's Board of Directors adopted a stock option plan, which authorizes the issuance of options to purchase up to 25,000 shares of our common stock. The option plan will remain in effect until February 2010, unless earlier terminated by action of the Board of Directors. Pursuant to the option plan, the Company's employees and officers are eligible to be granted options. The Company's directors may not be granted options unless they also serve as officers. The option exercise price is determined by the Board of Directors. On May 26, 2000, the Board of Directors amended the 2000 Stock Option Plan to authorize the issuance of options to purchase up to 50,000 shares of the Company's common stock and expanded the definition of an eligible person for the purpose of authorizing stock options.

     Options granted pursuant to the Option Plan terminate on the date established by the Board of Directors when the option was granted and in any event cannot exceed ten years from the date of grant.

     Options granted pursuant to the Option plan may be either Incentive Stock Options within the meaning of Section 422 of the Internal Revenue Code or Nonqualified Stock Options.

     The exercise price of options granted pursuant to the Option Plan cannot be less than the fair market value of the shares of our common stock on the date of the grant and, in the case of Incentive Stock Options granted to any of our employees who own more than 10% of the voting power of all classes of the Company's shares, the exercise price cannot be less than 110% of the fair market value of the shares of our common stock on the date of the grant.

     The Option Plan is administered by the Company's Board of Directors. The Board of Directors has the authority to interpret the provisions of the Option Plan and supervise the administration of the Option Plan. In addition, the Board of Directors is empowered to select those persons to whom options are to be granted, to determine the number of shares subject to each grant of an option and to determine when, and upon what conditions options granted under the Option Plan will vest or otherwise be subject to forfeiture and cancellation.

     In the discretion of the Company's Board of Directors, any option granted pursuant to the Option Plan may include installment exercise terms such that the option becomes fully exercisable in a series of cumulating portions. The Company's Board of Directors may also accelerate the date upon which any option (or any part of any options) is first exercisable. Any options granted pursuant to the Option Plan will be forfeited if the "vesting" schedule established by the Board of Directors at the time of the grant is not met. For this purpose, vesting means the period during which the employee must remain an employee of forestindustry.com or our subsidiary The Forest Industry Online Inc. At the time an employee ceases working for the Company, any options not fully vested will be forfeited and cancelled. Payment for the shares of the Company's common stock underlying the options granted to its officers may be paid through the delivery of shares of its common stock having an aggregate fair market value equal to the option price, provided such shares have been owned by the option holder for at least one year prior to such exercise. A combination of cash and shares of the Company's common stock may also be permitted at the discretion of the Board of Directors. Options are generally non-transferable except upon death of the option holder.

     The Company's Board of Directors may at any time, and from time to time, amend, terminate, or suspend the Option Plan in any manner it deems appropriate, provided that such amendment, termination or suspension cannot adversely affect rights or obligations with respect to shares or options previously granted.

     The Option Plan is not qualified under Section 401(a) of the Internal Revenue Code, nor is it subject to any provisions of the Employee Retirement Income Security Act of 1974.

     No directors or officers were granted any options during the past fiscal year. Options to purchase 9,900 shares of common stock were issued to eight employees and two non-employees in fiscal year 2001. At November 30, 2001, there were 7,050 options outstanding. These options have exercise prices of $0.60, $2.00 and $4.00 per share and expire in December, April and May of 2005.

Limitation of Liability and Indemnification Matters

     The General Corporation Law of the State of Delaware permits indemnification of directors, officers, and employees of corporations under certain conditions subject to certain limitations. Article XIII of our
Certificate of Incorporation states that we may provide indemnification of our agents, including our officers and directors to the maximum extent permitted by the Delaware Corporation Law.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Except as otherwise indicated below, we have not been a party to any transaction, proposed transaction, or series of transactions in which the amount involved exceeds $60,000, and in which, to our knowledge, any of our directors, officers, five percent beneficial security holder, or any member of the immediate family of the foregoing persons has had or will have a direct or indirect material interest.

     Should a transaction, proposed transaction, or series of transactions involve an officer or director of forestindustry or a related entity or an affiliate of a related entity, or holders of stock representing 5% or more of the voting power (a "related entity") of the then outstanding voting stock, the transactions must be approved by the unanimous consent of our board of directors. In the event a member of the board of directors is a related party, that member will abstain from the vote.

     We have issued shares of our common stock or approved the sale of our common stock to the following persons during the past two years, who, at the time of issuance, were affiliated with us:


                                       Date of       Number of
Name                                   Issuance       Shares        Share Value    Consideration
----                                   --------      ---------      -----------    --------------
Century Capital Management Ltd. (1)      01/00         3,750          $9,375       Consulting

Todd Hilditch                            02/00        20,000         $50,000       Services Rendered


_____________________

(1) The beneficial owner of Century Capital Management Ltd. is Andrew Hromyk, a former officer and director.

     In May 2000, Bona Vista West Ltd., a former principal shareholder returned 259,724 shares of common stock to us for cancellation by way of a stock retirement agreement dated May 11, 2000. Bona Vista West Ltd. agreed with us that in order to attract future financings it would be in our best interest to reduce our issued and outstanding share capital through the surrender and retirement of certain control stock originally issued to Bona Vista West Ltd. upon our formation. We released Bona Vista West Ltd. from all claims, demands, acts, omissions and causes of action, in return for the 259,724 shares of common stock.

     We engaged Century Capital Management Ltd. as an advisor in connection with our acquisition of The Forest Industry Online Inc. For its services, we issued Century Capital Management Ltd. 3,750 shares of our common stock. Century Capital Management Ltd. is owned by Andrew Hromyk, a former officer and director.

     In July 2001, the Company, Teaco Properties, the Company's largest shareholder, Sean Curran and Joe Nemeth entered into a stock purchase agreement. Under the terms of the stock purchase agreement, Teaco Properties sold 900,000 shares in the aggregate of the Company's common stock that it owned to Messrs. Curran and Nemeth for the purchase price of $10. Marc White and Dave McNaught are the beneficial owners of Teaco Properties Ltd. Prior to the transaction, Teaco Properties owned 1,000,000 shares in the aggregate. As a result of this transaction Teaco Properties currently owns 100,000 shares (6.2%), Curran owns 600,000 shares (37.0%), and Nemeth owns 300,000 shares (18.5%), of the outstanding shares. In connection with the stock purchase agreement, Messrs. Curran and Nemeth were appointed to the Company's Board of Directors. In March 2002, Mr. Curran gifted his 600,000 shares to Cherry Point Consulting, a company controlled by Mr. Perraton.

     In addition, as an inducement to the sale, the Company granted each to Messrs. White and McNaught two year warrants to purchase 110,000 shares (220,000 shares in the aggregate) of common stock.

     During July 2001, Messrs. Curran and Nemeth loaned the Company $41,000 in the aggregate. The loan is secured by a general security agreement over the assets of the Company and bears interest at 10% per annum. The loan was originally due on December 31, 2001. However, Messrs. Curran and Nemeth have taken no action to collect the loan.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of March 8, 2002, information with respect to those persons owning beneficially 5% or more of our outstanding common stock and the number and percentage of outstanding shares owned by each of our director and officer and by our officers and directors as a group. Unless otherwise indicated, each owner has sole voting and investment powers over his shares of common stock.

                                           Shares of               Percent of
Name and Address                          Common Stock                Class
----------------                          ------------             ----------

Praxis Technical Group, Inc. (1)             100,000                    6.2%
#200 - 1409 West Pender Street
Vancouver, British Columbia
V6G 2S3

                                           Shares of               Percent of
Name and Address                          Common Stock                Class
----------------                          ------------             ----------

Teaco Properties Ltd.                        320,000 (2)               17.4%
5299 Budd Crescent
Nanaimo, British Columbia
V9T 5N9

Joe Nemeth                                   300,000                   18.5%
9311 - 213th Street
Langley, British Columbia
V1M 1P6

Cherry Point Consulting (3)                  600,000                   37.0%
2480 Kenworth Road, Suite 11
Nanaimo, British Columbia
V9T 3Y3

Augustine Fund, LLP                           93,908                    5.8%
141 W. Jackson Blvd., Suite 2182
Chicago, Illinois 60604

All Officers and Directors                   900,000                   55.5%
as a Group (3 persons)

(1)  A company controlled by Greg Millbank, a former director.

(2) Includes 220,000 shares that may be acquired upon the exercise of warrants. Also includes 10,000 owned by Kevgar Consulting and 10,000 shares by
     Burbank   Development,   companies   controlled  by  the  owners  of  Teaco
     Properties.

(3)  A company controlled by Joe Perraton, our president.


                              PLAN OF DISTRIBUTION

     We are offering up to 3,000,000 shares of our common stock at $0.10 per share. The common stock will be sold through our officers or directors to investors located outside the United States. There is no minimum amount of common stock that we must sell in order to accept subscriptions. No commissions are being paid in connection with the offering. Expenses related to the offering are estimated to be $12,000 which will be paid by us.

     In  addition,  the selling  stockholders  may be  offering up to  1,320,000 shares, including 220,000 shares that may be acquired upon the exercise of warrants, for resale. The selling stockholders may, from time to time, sell all or a portion of the shares of common stock on any market upon which the common stock may be quoted (currently the OTC Bulletin Board), in privately negotiated transactions or otherwise. Such sales may be at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to the market prices or at negotiated prices. In addition, the selling stockholders may sell their shares in connection with the sale of all or part of the Company's assets. The shares of common stock may be sold by the selling stockholders by one or more of the following methods, without limitation:

     (a) block trades in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     (b) purchases by broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;

     (c)  an exchange distribution in accordance with the rules of the exchange;

     (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers;

     (e)  privately negotiated transactions;

     (f) market sales (both long and short to the extent permitted under the federal securities laws); and

     (g)  a combination of any aforementioned methods of sale.

     In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate.

     Brokers or dealers may receive commissions or discounts from the selling stockholders or, if any of the broker-dealers act as an agent for the purchaser of said shares, from the purchaser in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the selling stockholders to sell a specified number of the shares of common stock at a stipulated price per share. Such an agreement may also require the broker-dealer to purchase as principal any unsold shares of common stock at the price required to fulfill the broker-dealer commitment to the selling stockholders if said broker-dealer is unable to sell the shares on behalf of the selling stockholders. Broker-dealers who acquire shares of common stock as principal may thereafter resell the shares of common stock from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above. Such sales by a broker-dealer could be at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with such resales, the broker-dealer may pay to or receive from the purchasers of the shares, commissions as described above. The selling stockholders may also sell the shares of common stock in accordance with Rule 144 under the Securities Act, rather than pursuant to this prospectus.

     The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the sale of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Furthermore, selling stockholders are subject to Regulation M of the Securities Exchange Act of 1934. Regulation M prohibits any activities that could artificially influence the market for forestindustry's common stock during the period when shares are being sold pursuant to this prospectus. Consequently, selling stockholders, particularly those who are officers and directors of forestindustry, must refrain from directly or indirectly attempting to induce any person to bid for or purchase the common stock being offered pursuant to this prospectus. Regulation M also prohibits any bids or purchases made in order to stabilize the price of forestindustry's common stock in connection with the stock offered pursuant to this prospectus.

     A selling stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of our common stock in the course of hedging the positions they assume with such selling stockholder, including, without limitation, in connection with the distribution of our common stock by such broker-dealers. A selling stockholder may also enter into option or other transactions with broker-dealers that involve the delivery of the common stock to the broker-dealers, who may then resell or otherwise transfer such common stock. A selling stockholder may also loan or pledge the common stock to a broker-dealer and the broker-dealer may sell the common stock so loaned or upon default may sell or otherwise transfer the pledged common stock.

     All expenses of the registration statement including but not limited to, legal, accounting, printing and mailing fees are and will be paid by us.

                              SELLING STOCKHOLDERS

     Set forth below is a list of all stockholders who may sell shares pursuant to this prospectus. The number of shares column represents the number of shares owned by the selling shareholder prior to the offering. The common shares beneficially owned following the offering column assumes all shares registered hereby are resold by the selling shareholder.


                                           Common                                Common Shares
                                     Stock Beneficially      Number of        Beneficially Owned
                                     Owned Prior to the    Common Shares          Following
Name of Shareholder                        Offering        Offered Hereby         the Offering
-------------------                  ------------------    --------------     ------------------
                                     No. of                                   No. of
                                     Shares         %                         Shares         %
                                     -------      -----                       ------       -----
Praxis Technical  Group,  Inc. (1)   100,000       6.2%        100,000          -0-         -0-
Cherry Point Consulting (2)          600,000      37.0%        600,000          -0-         -0-
Teaco Properties                     300,000(3)   17.4%        300,000          -0-         -0-
Kevgar Contracting                    10,000(3)     *           10,000          -0-         -0-
Burbank Development Ltd.              10,000(3)     *           10,000          -0-         -0-
Joe Nemeth                           300,000      18.5%        300,000          -0-         -0-


(1)  A company controlled by Mr. Greg Millbank, a former director.

(2) Cherry Point Consulting is a company owned and controlled by Joe Perraton, our President.

(3) Includes warrants to purchase 220,000 shares of common stock at twenty-day average market price, but in no case less than $0.20 per share. Kevgar Constracting and Burbank Development Ltd. are two entities controlled by the owners of Teaco Properties. Teaco Properties were formerly major shareholders of ours.

*    Less than one percent.


                            DESCRIPTION OF SECURITIES

     Our authorized capital stock consists of 30,000,000 shares of common stock, $.0001 par value, and 5,000,000 shares of preferred stock, $.0001 par value. As of February 28, 2002, there were 1,621,058 shares of common stock outstanding and no preferred stock outstanding.

Common Stock

     Holders of common stock are each entitled to cast one vote for each share held of record on all matters presented to our stockholders. Cumulative voting is not allowed; therefore, the holders of a majority of the outstanding common stock can elect all directors.

     Holders of our common stock are entitled to receive such dividends as may be declared by our board of directors out of funds legally available for dividends and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of liabilities. Our board of directors is not obligated to declare a dividend. It is not anticipated that dividends will be paid in the foreseeable future.

     Holders of our common stock do not have preemptive rights to subscribe to additional shares if issued by us. There are no conversion, redemption, sinking fund or similar provisions regarding the common stock.

     On June 16, 1999, we consolidated our outstanding share capital by way of a reverse stock split on the basis of two old shares for each one new share. No fractional shares were issued. This transaction was undertaken for the purpose of reducing our outstanding share capital to facilitate the acquisition of a business opportunity.

     On August 20, 1999, we consolidated our outstanding share capital by way of reverse stock split on the basis of twenty-one old shares for each one new share. No fractional shares were issued. This transaction was undertaken for the purpose of eliminating shareholders owning less than twenty-one shares of our common stock as the costs to transfer such small blocks of shares far outweighed their value. This transaction reduced our issued and outstanding shares to 123,176 shares of common stock.

     On August 21, 1999, we increased our outstanding share capital by way of a forward stock split on the basis of forty new shares for each one old share. This transaction increased our issued and outstanding shares to 4,927,040 shares of common stock.

     On June 1, 2001, we effected a ten-for-one share consolidation.

Preferred Stock

     Our Certificate of Incorporation provide that our board of directors has the authority to divide the preferred stock into series and, within the limitations provided by Delaware statute, to fix by resolution the voting power, designations, preferences, and relative participation, special rights, and the qualifications, limitations or restrictions of the shares of any series so established. As our board of directors has authority to establish the terms of, and to issue, the preferred stock without stockholder approval, the preferred stock could be issued to defend against any attempted takeover of us.

Options and Warrants

     As of February 28, 2002, we had issued options to purchase 7,050 shares of common stock to four individuals and warrants to purchase 220,000 shares of common stock. The exercise prices of the options range from $4.00 per share to $0.60 per share. All options are exercisable for up to five years unless the option holder's association with us is terminated, in which case, the options must be exercised at the time of such termination and are cancelled thereafter. The warrants are exercisable based on the twenty-day average market price, but in no case less than $0.20 per share.

Transfer Agent and Registrar

     The transfer agent and registrar for our common stock is Interwest Transfer Company, Salt Lake City, Utah.

                                LEGAL PROCEEDINGS

     We are not a party to any pending or threatened legal proceeding.

                                  LEGAL MATTERS

     The validity of the shares of common stock offered by us and the selling stockholders will be passed upon by the law firm of Bartel Eng & Schroder, Sacramento, California.

                                     EXPERTS

     Our consolidated balance sheets as of May 31, 2001 and May 31, 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for the year ended May 31, 2001, and for the ten month period ended May
31, 2000, have been included herein in reliance on the report of Watson Dauphinee & Masuch, Chartered Accountants, given on the authority of that firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     We have filed a registration statement on Form SB-2, together with all amendments and exhibits, with the Securities and Exchange Commission. This prospectus, which forms a part of that registration statement, does not contain all information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. With respect to references made in this prospectus to any of our contracts or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contracts or documents. You may review a copy of the registration statement at the Securities and Exchange Commission's public reference room, and at Securities and Exchange Commission's regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, 13th Floor, New York, New York 10048. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our filings and the registration statement can also be reviewed by accessing the Securities and Exchange Commission's website at http://www.sec.gov.

                              FINANCIAL STATEMENTS

     Our financial statements are filed as follows:

Report of Independent Accountants...........................................F-1
Year-end Consolidated Balance Sheets........................................F-2
Year-end Consolidated Statements of Operations..............................F-3
Year-end Consolidated Statements of Stockholders' Equity....................F-4
Year-end Consolidated Statements of Cash Flows..............................F-6
Notes to Consolidated Financial Statements........................F-7 thru F-19

Consolidated Balance Sheet (unaudited) as of November 30, 2001.............F-20
Consolidated Statement of Operations (unaudited) for the six months ended November 30, 2001...........................................F-21
Consolidated Statements of Cash Flow (unaudited) for the six months ended November 30, 2001...........................................F-22
Notes to Condensed Consolidated Financial Statements.............F-23 thru F-35

INDEPENDENT AUDITORS' REPORT


To the Shareholders and Board of Directors of:
forestindustry.com, Inc.


We have audited the Consolidated Balance Sheets of forestindustry.com, Inc. and subsidiary as of May 31, 2001 and 2000, and the related Consolidated Statements of Operations and Comprehensive Loss, Stockholders' Equity (Deficit) and Cash Flows for the year ended May 31, 2001, and for the ten month period ended May 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with United States generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of forestindustry.com, Inc. and subsidiary as of May 31, 2001 and 2000, and the results of their operations and their cash flows for the year ended May 31, 2001, and for the ten month period ended May 31, 2000, in conformity with United States generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 1 to the consolidated financial statements, the Company has suffered recurring losses and negative cash flows from operations that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



Signed "Watson Dauphinee & Masuch"
Chartered Accountants


Vancouver,  B.C., Canada
July 27, 2001

                            FORESTINDUSTRY.COM, INC.

Consolidated Balance Sheets
(Expressed in U.S. Dollars)
-------------------------------------------------------------------------------


                                                                 May 31, 2001     May 31, 2000
                                                                            $                $

ASSETS

CURRENT

Cash and Equivalents                                                   27,551          196,963
Accounts Receivable (Net of Allowance for
Doubtful Accounts - 2001 - $16,250; 2000 -                             52,926           84,151
$20,697)
Work in Process                                                         8,537            9,137
Prepaid Expenses                                                          141            1,548
                                                                 ------------      -----------
                                                                       89,155          291,799

Property and Equipment (Note 4)                                       109,821          123,792
                                                                 ------------      -----------
                                                                      198,976          415,591
                                                                 ============      ===========
LIABILITIES and STOCKHOLDERS' EQUITY

CURRENT LIABILITIES

Accounts Payable and Accrued Liabilities                              280,519          129,513
Unearned Revenues                                                      53,424           43,877
                                                                 ------------      -----------
                                                                      333,943          173,390
                                                                 ------------      -----------
Commitments (Note 7)
Subsequent Event (Note 8)

STOCKHOLDERS' EQUITY (DEFICIT)

Share Capital (Note 5)
Common Stock, $0.0001 par value, Voting
    30,000,000 Authorized; Issued and
Outstanding:                                                              152              130
       2001 - 1,521,058; 2000 - 1,296,646
Preferred Stock, $0.0001 par value, Non Voting
    5,000,000 Authorized; Issued and
    Outstanding:
      2001 - Nil; 2000 - 375                                                -                1
Additional Paid in Capital                                          1,183,434          835,955
Deferred Stock Compensation                                                 -          (17,253)
Cumulative Translation Adjustment                                      10,014           10,014
Deficit                                                            (1,328,567)        (586,646)
                                                                 ------------      -----------
                                                                     (134,967)         242,201
                                                                 ------------      -----------
                                                                      198,976          415,591
                                                                 ============      ===========


See notes to consolidated financial statements

                            FORESTINDUSTRY.COM, INC.

Consolidated Statements of Operations and Comprehensive Loss
(Expressed in U.S. Dollars)
--------------------------------------------------------------------------------


                                                                          Year     Ten Months'
                                                                         Ended           Ended
                                                                   May 31,2001    May 31, 2000
                                                                            $                $

REVENUES                                                               466,326         335,287
                                                                  ------------     -----------
EXPENSES

Consulting Fees                                                        156,315         125,099
Depreciation                                                            45,236          27,826
General and Administrative                                             886,876         534,976
Professional Fees                                                      119,820         105,967
                                                                  ------------     -----------
                                                                     1,208,247         793,868
                                                                  ------------     -----------
NET (LOSS) FOR THE PERIOD                                             (741,921)       (458,581)

Foreign Currency Translation Adjustment                                      -           8,564
                                                                  ------------     -----------
COMPREHENSIVE (LOSS) FOR THE PERIOD                                   (741,921)       (450,017)
                                                                  ============     ===========

Weighted Average Number of Shares Outstanding,
Basic and Diluted                                                    1,385,923       1,052,180
                                                                  ============     ===========
(Loss) per Common Share,
Basic and Diluted                                                        (0.54)          (0.43)
                                                                  ============     ===========

See notes to consolidated financial statements

                            FORESTINDUSTRY.COM, INC.

Consolidated Statements of Stockholders' Equity (Deficit)
For the Periods from July 31, 1998 to May 31, 2001
(Expressed in U.S. Dollars)


                                       Common Stock     Preferred Stock
                                   --------------------------------------
                                                                           Additional      Deferred  Cumulative
                                                                              Paid-in         Stock Translation
                                      Number   Amount     Number   Amount     Capital  Compensation  Adjustment   Deficit     Total
                                   of Shares        $  of Shares        $           $             $           $         $         $
-----------------------------------------------------------------------------------------------------------------------------------

Balance, July 31, 1998             1,000,000      100          -        -         (99)            -         991  (127,524) (126,532)

Translation adjustment
for the year ended
July 31, 1999                              -        -          -        -           -             -         459        -        459

Net loss for the year
ended July 31, 1999                        -        -          -        -           -             -           -     (541)      (541)

Common stock issued to
purchase all issued
and outstanding shares of
The Forest Industry
Online Inc.,
January 31, 2000 (note 3)            492,698       49          -        -         (49)            -           -        -          -

Adjustment to comply with
recapitalization
accounting (note 3)                        -        -          -        -     (28,042)            -           -        -    (28,042)

750 Series `A' convertible
preferred stocks issued for
cash, January 31, 2000 at
$1,000 per share (note 3)                  -        -        750        1     749,999             -           -        -    750,000

Common stock issued for
services, January 31,
2000, valued at $2.50 per
share (note 3)                         3,750        1          -        -       9,374             -           -        -      9,375

Common stock issued for services
in February 2000, valued at $2.50
per share (note 5(c))                 35,000        4          -        -      87,496             -           -        -     87,500

Common stock issued on conversion
of 375 Series `A' convertible
preferred stock (note 5 (a))          24,922        2       (375)       -          (3)            -           -        -         (1)

Retirement of common stock
returned to the Company at
no cost by a founding
shareholder (note 5 (d))            (259,724)     (26)         -        -          26             -           -        -          -

Deferred compensation                      -        -          -        -      17,253       (17,253)          -        -          -

Translation adjustment for the
period ended May 31, 2000                  -        -          -        -           -             -       8,564        -      8,564

Net loss for the period
ended May 31, 2000                         -        -          -        -           -             -           - (458,581)  (458,581)
-----------------------------------------------------------------------------------------------------------------------------------
Balance, May 31, 2000              1,296,646      130        375        1     835,955       (17,253)     10,014 (586,646)   242,201
-----------------------------------------------------------------------------------------------------------------------------------

                            forestindustry.com, Inc.

Consolidated Statements of Stockholders' Equity (Deficit)
For the Periods from July 31, 1998 to May 31, 2001
(Expressed in U.S. Dollars)


                                    Common Stock     Preferred Stock
                                --------------------------------------
                                                                        Additional      Deferred  Cumulative
                                                                           Paid-in         Stock Translation
                                   Number   Amount     Number   Amount     Capital  Compensation  Adjustment     Deficit      Total
                                of Shares        $  of Shares        $           $             $           $           $          $
-----------------------------------------------------------------------------------------------------------------------------------


Balance, May 31, 2000
(Continued)                     1,296,646      130        375        1     835,955       (17,253)     10,014    (586,646)   242,201

Common stock issued for
services in June
2000, valued at $8.00
per share (note 5(c))              20,000        2          -        -     159,998             -           -           -    160,000

Common stock issued on
conversion of 375
Series `A' convertible
preferred stock (note 5(a))       109,412       10       (375)      (1)         (9)            -           -           -          -

Retirement of common stock
returned to the Company at
no cost by a consultant for
services (note 5 (d))              (5,000)       -          -        -     (12,500)            -           -           -    (12,500)

Common stock issued on
conversion of 200 Series
`B' convertible preferred
stocks issued for cash,
August 1, 2000 at $1,000
per share (note 5 (a))            100,000       10          -        -     199,990             -           -           -    200,000

Amortization of deferred
compensation                            -        -          -        -           -        17,253           -           -     17,253

Net loss for the period
ended May 31, 2001                      -        -          -        -           -             -           -    (741,921)  (741,921)
-----------------------------------------------------------------------------------------------------------------------------------
Balance, May 31, 2001           1,521,058      152          -        -   1,183,434             -     (10,014) (1,328,567)  (134,967)
===================================================================================================================================


See notes to consolidated financial statements

                            FORESTINDUSTRY.COM, INC.

Consolidated Statements of Cash Flows
(Expressed in U.S. Dollars)

                                                                        Year Ended     Ten Months' Ended
                                                                      May 31, 2001          May 31, 2000
                                                                                 $                     $

CASH WAS PROVIDED FROM, UTILIZED (FOR):
OPERATING ACTIVITIES

Net (Loss) for the Period                                                  (741,921)            (458,581)
Non-Cash Items:
Depreciation                                                                 45,236               27,826
Common Stocks Issued in Exchange for Services                               160,000               87,500
Amortization Deferred Compensation                                           17,253                    -
Retirement of Common Stocks Issued for Services                             (12,500)                   -
Change in Non-Cash Working Capital Accounts:
   Accounts Receivable                                                       31,225              (19,494)
   Work in Process                                                              600               (9,137)
   Prepaid Expenses                                                           1,407                  247
   Accounts Payable and Accrued Liabilities                                 151,006               80,384
   Unearned Revenues                                                          9,547               (8,404)
                                                                        --------------------------------
Net Cash (Used in) Operating Activities                                    (338,147)            (299,659)
                                                                        --------------------------------
FINANCING ACTIVITIES

Operating Line of Credit (Repayments)                                             -              (68,973)
Advances from Affiliated Company                                                  -                  166
Repayments (to) Shareholders                                                      -              (68,013)
Net Proceeds from Issuance of Preferred Stocks                              200,000              750,000
                                                                        --------------------------------
Net Cash Provided by Financing Activities                                   200,000              613,180
                                                                        --------------------------------
INVESTING ACTIVITY

Acquisition of Property and Equipment (Net)                                 (31,265)            (119,377)
                                                                        --------------------------------
NET INCREASE (DECREASE)
IN CASH AND EQUIVALENTS                                                    (169,412)             194,144

Cash and Equivalents, Beginning of the Period                               196,963                2,819
                                                                        --------------------------------
CASH AND EQUIVALENTS, END OF THE PERIOD                                      27,551              196,963
                                                                        ================================
Supplemental Disclosure
Interest Paid                                                                 7,676               10,035
                                                                        ================================


See notes to consolidated financial statements

                            FORESTINDUSTRY.COM, INC.

Notes to the Consolidated Financial Statements
Year Ended May 31, 2001 and Ten Months Ended May 31, 2000
 (Expressed in U.S. Dollars)


NOTE 1 - NATURE AND CONTINUANCE OF OPERATIONS

forestindustry.com, Inc. (the "Company") was incorporated in Delaware, U.S.A., on December 18, 1997, under the name of Autoeye Inc. On February 25, 2000, the Company changed its name to forestindustry.com, Inc. Prior to its acquisition of The Forest Industry Online Inc. ("Forest") (note 2(a)), the Company was inactive.

The Company's current business activities include designing web sites and operating and maintaining a computer internet web site for companies associated with the forest and wood product industries.

These consolidated financial statements have been prepared on a going concern basis in accordance with United States generally accepted accounting principles. The going concern basis of presentation assumes the Company will continue in operation for the foreseeable future and will be able to realize its assets and discharge its liabilities and commitments in the normal course of business. Certain conditions, discussed below, currently exist which raise substantial doubt upon the validity of this assumption. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

To May 31, 2001, the Company has not been profitable and has experienced negative cash flows from operations. Operations have been financed through the issuance of stocks and other external financing. The Company's future operations are dependent upon continued external funding, its ability to increase revenues and reduce expenses, and the success of its proposed development of an online business exchange auction website for the forest and wood industries. There are no assurances that the above conditions will occur.

Subsequent to May 31, 2001, the company obtained a short term loan in the amount of $41,000 for working capital purposes (note 8).


NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES

a)   Reverse Takeover and Basis of Presentation

On January 31, 2000, the Company acquired all of the issued and outstanding shares of Forest by issuing to Forest's stockholders 1,000,000 shares of common stock and control of the Company. The acquisition was a reverse takeover with Forest being the deemed accounting acquiror for financial statement purposes. The acquisition has been accounted for as a capital transaction effectively representing an issue of stocks by Forest for the net assets of forestindustry.com, Inc.

The Company's historical financial statements reflect the financial position, results of operations and cash flows of Forest from the date of its incorporation on January 9, 1997, under the laws of the Province of British Columbia, Canada. The historical stockholders' equity gives effect to the shares issued to the stockholders of Forest. The results of operations of forestindustry.com, Inc. are included only from the date of acquisition, January 31, 2000.

                            FORESTINDUSTRY.COM, INC.

Notes to the Consolidated Financial Statements
Year Ended May 31, 2001 and Ten Months Ended May 31, 2000
(Expressed in U.S. Dollars)


NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (continued)

b)   Basis of Consolidation

These consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, The Forest Industry Online Inc. All significant intercompany balances and transactions have been eliminated in the consolidated financial statements.

c)   Work in Process

Work in process is recorded at the lower of cost, determined using a percentage-of-completion method based on the contract price, and net realizable value.

d)   Property and Equipment and Depreciation

Property and equipment are recorded at cost and are depreciated using the straight-line method over their estimated useful lives ranging from five to ten years, or their lease terms.

e)   Cash and Equivalents

The Company considers all short-term investments with a maturity date at purchase of three months or less to be cash equivalents.

f)   Revenue Recognition and Unearned Revenues

Revenues on advertising fees and hosting revenues are recorded on the billed basis. Customers are invoiced on a quarterly basis in advance for advertising and hosting spaces. Unearned revenues relate to the period of the billing that has not yet transpired and therefore not earned.

Revenues   on  fixed   contract   website   designs   are   recognized   on  the
percentage-of-completion method of accounting.

g)   Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                            FORESTINDUSTRY.COM, INC.

Notes to the Consolidated Financial Statements
Year Ended May 31, 2001 and Ten Months Ended May 31, 2000
(Expressed in U.S. Dollars)


Note 2 - Significant Accounting Policies (continued)

h)   Net Earnings (Loss) Per Share

Basic earnings (loss) per share is computed using the weighted average number of common stock outstanding during the periods. Diluted loss per share is computed using the weighted average number of common and potentially dilutive common stock outstanding during the period. As the Company has losses in the periods presented, basic and diluted loss per share are the same.

i)   Stock-Based Compensation

The Company accounts for its stock-based compensation arrangement in accordance with provisions of Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations. As such, compensation expense under fixed plans would be recorded on the date of grant only if the fair value of the underlying stock at the date of grant exceeded the exercise price. The Company recognizes compensation expense for stock options, common stock and other equity instruments issued to non-employees for services received based upon the fair value of the services or equity instruments issued, whichever is more reliably determined. This information is presented in note 5(c).

Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock Based Compensation", requires entities that continue to apply the provision of APB Opinion No. 25 for transactions with employees to provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in 1995 and future years as if the fair-value-based method defined in SFAS No. 123 had been applied to these transactions.

j)   Income Taxes

The Company follows the asset and liability method of accounting for income taxes. Under this method, current taxes are recognized for the estimated income taxes payable for the current period.

Deferred income taxes are provided based on the estimated future tax effects of temporary differences between financial statement carrying amounts of assets and liabilities and their respective tax bases as well as the benefit of losses and tax credits available to be carried forward to future years for tax purposes.

Deferred tax assets and liabilities are measured using enacted tax rates that are expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the substantive enactment date. A valuation allowance is recorded for deferred tax assets when it is more likely than not that such deferred tax assets will not be realized.

                            FORESTINDUSTRY.COM, INC.

Notes to the Consolidated Financial Statements
Year Ended May 31, 2001 and Ten Months Ended May 31, 2000
(Expressed in U.S. Dollars)

Note 2 - Significant Accounting Policies (continued)

k)   Foreign Currency Translation

The functional currency of the Company is the United States dollar and for its Canadian subsidiary the Canadian dollar. Transactions in foreign currencies are translated to United States dollars at the rates in effect on the transaction date. Exchange gains or losses arising on translation or settlement of foreign currency denominated monetary items are included in the consolidated statement of operations.

l)   Impairment of Long-Lived Assets

The recoverability of the excess of cost over fair value of net assets acquired is evaluated by an analysis of operating results and consideration of other significant events or changes in the business environment. If the Company believes an impairment exists, the carrying amount of these assets is reduced to fair value as defined in SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of."

Note 3 - Acquisition

On January 31, 2000, the Company acquired all of the issued and outstanding shares of Forest. The acquisition was a reverse takeover with Forest being the deemed accounting acquiror for financial statement purposes.

Under the terms of the agreement, the Company issued 1,000,000 common shares for all of the 100 common issued and outstanding shares of Forest. As at January 31, 2000, there were 492,698 common shares of the Company (after reflecting a 21:1 stock consolidation which occurred on August 20, 1999 and a subsequent stock split of 1:40 which occurred on August 21, 1999. These stock adjustments have been retroactively adjusted and presented as of May 31, 2000, in the Consolidated Statements of Stockholders' Equity). The acquisition was accounted for as a recapitalization of Forest. The transaction was accounted for as a capital transaction effectively representing an issue of shares by Forest for the net assets of the Company. On January 31, 2000, the net assets of the Company consisted of:

        Cash and Equivalents                                $ 750,000
        Accounts Payable                                      (19,530)
                                                            ---------
                                                            $ 730,470
                                                            =========

Total costs related to this recapitalization transaction were $24,375. They included cash expense in the estimated amount of $15,000 and non-cash expense in the amount of $9,375. The non-cash expense related to the issuance of 3,750 shares of common stock of the Company. The fair value of these services was based upon the estimated fair value of the shares at $2.50 per share. Total transaction costs were recorded as a charge to the stockholders' equity of the Company.

                            FORESTINDUSTRY.COM, INC.

Notes to the Consolidated Financial Statements
Year Ended May 31, 2001 and Ten Months Ended May 31, 2000
(Expressed in U.S. Dollars)


Note 3 - Acquisition (continued)


Cash and equivalents held by the Company in the amount of $750,000 were obtained through subscriptions for a private placement of 750 shares of Series "A" convertible preferred stock at a price of $1,000 per share. The closing of this private placement and the release of funds held in escrow were contingent on this acquisition being completed. The shares of Series "A" preferred stock were convertible, at the option of the holder, and at any time after March 16, 2000, into common stock at 75% of the last ten day average closing bid price of the Company subject to a maximum conversion rate of 500 shares of common stock for one share of preferred stock and a minimum conversion rate of 25 shares of common stock for one share of preferred stock. 24,922 and 109,412 shares of the Company's common stock were issued in, respectively, 2000 and 2001, on the conversion in each year of 375 shares of Series "A" convertible preferred stock.

The following table reflects pro forma information which combines the operations of forestindustry.com, Inc. for the ten months ended May 31, 2000, and year ended July 31, 1999, as if the acquisition of forestindustry.com, Inc. had taken place at the beginning of fiscal year 2000. There were no pro forma adjustments required in combining this information of these two entities. This pro forma information does not reflect any non-recurring charges or credits directly attributable to the transaction. This pro forma information does not purport to be indicative of the revenues and net loss that could have resulted had the acquisition been in effect for the period presented and is not intended to be a projection of future results or trends.

                                             Ten Months               Year
                                                  Ended              Ended
                                           May 31, 2000      July 31, 1999
                                                      $                  $

Revenues                                        335,287            300,362

Expenses

   Consulting Fees                              125,099                487
   Depreciation                                  27,826              7,763
   General and Administrative                   539,008            275,061
   Professional Fees                            109,822             27,344
                                             ----------       ------------
Net (Loss) for the Period                      (466,468)           (10,293)
                                             ==========        ===========
Net (Loss) Per Share                             (0.44)              (0.01)
                                             =========         ===========

                            FORESTINDUSTRY.COM, INC.

Notes to the Consolidated Financial Statements
Year Ended May 31, 2001 and Ten Months Ended May 31, 2000
 (Expressed in U.S. Dollars)


NOTE 4 - PROPERTY AND EQUIPMENT



                                                 Accumulated              Net Book Value
                                        Cost    Depreciation     May 31, 2001      May 31, 2000
                                           $               $                $                 $
                                  -------------------------------------------------------------
Computer Equipment                   132,083          49,036           83,047            84,900
Furniture and Fixtures                34,847          16,439           18,408            30,043
Software                              20,242          17,889            2,353             5,104
Leasehold Improvements                 7,516           1,503            6,013             3,745
                                  -------------------------------------------------------------
                                     194,688          84,867          109,821           123,792
                                  =============================================================


Note 5 - Stockholders' Equity

a)   Preferred Stock

On January 31, 2000, the Company issued through a private placement 750 shares of Series "A" convertible preferred stock at a price of $1,000 per share. Holders of Series "A" preferred stocks were entitled to a distribution of $1,000 per share prior to any distribution to the holders of the Company's common stocks in the event of any liquidation or dissolution of the Company.

The Series "A" preferred stock was convertible, at the option of the holder, into common stock at 75% of the last ten day average closing bid price of the Company subject to a maximum conversion rate of 500 shares of common stock for one share of preferred stock and a minimum conversion rate of 25 shares of common stock for one share of preferred stock. In addition, all series "A" preferred stock was deemed to convert into common stock on or before January 31, 2001, the first anniversary date.

On May 10, 2000, the Company issued 24,922 shares of its common stock on the conversion of 375 shares of Series "A" convertible preferred stock.

On June 12, 2000, and January 31, 2001, the Company issued, respectively, 21,714 and 87,698 shares of its common stock on the conversion of 175 and 200 shares of Series "A" convertible preferred stock.

On August 1, 2000, the Company issued through a private placement 200 shares of Series "B" convertible preferred stock at a price of $1,000 per share. Holders of Series "B" preferred stocks were entitled to a distribution of $1,000 per share prior to any distribution to the holders of the Company's common stocks in the event of any liquidation or dissolution of the Company.

                            FORESTINDUSTRY.COM, INC.

Notes to the Consolidated Financial Statements
Year Ended May 31, 2001 and Ten Months Ended May 31, 2000
(Expressed in U.S. Dollars)


Note 5 - Stockholders' Equity (continued)

The Series "B" preferred stock was convertible, at the option of the holder, into common stock at 70% of the last five day average closing bid price of the Company subject to a maximum conversion rate of 500 shares of common stock for one share of preferred stock and a minimum conversion rate of 25 shares of common stock for one share of preferred stock.

On March 13, 2001, the Company issued 100,000 shares of its common stock on the conversion of the 200 shares of Series "B" convertible preferred stock.

b)   Stock Options

In February 2000, the Company adopted a fixed stock option plan that provides for the issuance of incentive and non-qualified stock options to officers, directors, employees and non-employees to acquire up to 25,000 shares of the Company's common stock. The plan was amended in June 2000 to increase the allowable number of stock options to be issued under this plan to 50,000 shares. The Board of Directors determines the terms of the options granted, including the number of options granted, the exercise price and the vesting schedule. The exercise price for qualified incentive stock options is not to be less than the fair market value of the underlying stock at the date of grant, and to have terms no longer than ten years from the date of grant. There was no stock option plan prior to February 2000.

Issued to Employees

On February 29, 2000, the Company granted options to purchase a total of 2,900 shares of the Company's common stock at a price of $4.00 per share to employees of the Company. The options vest on or after February 29, 2001 and expire between February and April 2005. During year 2001, 1,200 stock options were forfeited as employees left the Company.

On June 11, 2000, the Company granted options to purchase a total of 5,400 shares of the Company's common stock at a price of $2.00 per share to employees of the Company. The options vest on or after June 11, 2001 and expire on June 11, 2005. During year 2001, 4,200 stock options were forfeited as employees left the Company.

On December 18, 2000, the Company granted options to purchase a total of 4,500 shares of the Company's common stock at a price of $0.60 per share to employees of the Company. The options vest on or after January 31, 2001 and expire on December 15, 2005. During year 2001, 500 stock options were forfeited as employees left the Company.

As discussed in Note 2(i), the Company continues to account for its employee stock-based awards using the intrinsic value method in accordance with APB No. 25, "Accounting for Stock Issued to Employees", and its related interpretations. Accordingly, no compensation expense has been recognized in the financial statements for employee stock arrangements, because the fair value of common stock at the measurement date is not greater than the option exercise price.

                            FORESTINDUSTRY.COM, INC.

Notes to the Consolidated Financial Statements
Year Ended May 31, 2001 and Ten Months Ended May 31, 2000
(Expressed in U.S. Dollars)


Note 5 - Stockholders' Equity (continued)

b)  Stock Options (continued)

Issued to Employees (continued)

Pro forma information regarding net income and earnings per share is required by SFAS No. 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions: risk-free interest rate of 6.0%; dividend yield of 0%; volatility factors of the expected market price of the Company's stock of 600%; and an expected life of the options of 2.5 years. Accordingly, compensation expense using the fair value method would have been $2,070, amortized over their respective vesting period.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

The Statement's pro forma information from the options is as follows:


                                                                          Year        Ten Months
                                                                         Ended             Ended
                                                                  May 31, 2001      May 31, 2000
                                                                             $                 $

Net (loss) as reported                                               (741,921)         (458,581)
Compensation  expense from stock  options under SFAS                     (915)           (1,217)
No. 123
                                                                   ----------------------------
Pro forma net (loss)                                                 (742,836)         (459,798)
                                                                   ============================
Pro forma (loss) per common share,
     Basic and Diluted                                                  (0.54)            (0.43)
                                                                   ============================


                            FORESTINDUSTRY.COM, INC.

Notes to the Consolidated Financial Statements
Year Ended May 31, 2001 and Ten Months Ended May 31, 2000
 (Expressed in U.S. Dollars)


Note 5 - Stockholders' Equity (continued)

b)   Stock Options (continued)

Issued to Non-Employees

On May 26, 2000, the Company granted options to purchase a total of 4,000 shares of the Company's common stock at a price of $2.00 per share to non-employees of the Company. The options vest on May 1, 2001 and expire on May 1, 2005. Stock options issued to non-employees are accounted for in accordance with the provisions of SFAS No. 123, "Accounting for Stock Based Compensation", using the fair value method. Accordingly, compensation expense relating to these stock options in the amount of $17,253 was recorded in year 2000 as deferred stock compensation to be amortized over their respective vesting period.

During year 2001, $17,253 was charged as compensation expense in the statement of operations.

Additional Stock Option Plan Information

A summary status of the Company's fixed stock option plan and changes during the period ended May 31, 2001 are as follows:

                                                Number of           Weighted
                                                   Shares            Average
                                                              Exercise Price
                                                                           $
Outstanding, August 1, 1999                             -                  -
     Granted                                        7,300               2.90
     Forfeited                                      (400)               4.00
                                                ----------------------------
Outstanding, May 31, 2000                           6,900               2.84

 Granted                                            9,900               1.36
 Forfeited                                        (5,900)               2.29
                                                ----------------------------
Outstanding, May 31, 2001                          10,900               1.80
                                                ============================
Options exercisable at end of May 31, 2001          9,700               1.77
                                                ============================

                            FORESTINDUSTRY.COM, INC.

Notes to the Consolidated Financial Statements
Year Ended May 31, 2001 and Ten Months Ended May 31, 2000
(Expressed in U.S. Dollars)


Note 5 - Stockholders' Equity (continued)

The following table summarizes information about the Company's fixed stock options outstanding at May 31, 2001:


                                                       Options Outstanding
                                                       -------------------
                                Number           Weighted           Weighted
Range of                   Outstanding            Average            Average
Exercise Prices                     at          Remaining           Exercise
$                         May 31, 2001        Contractual              Price
                                                     Life                  $
                                               (in years)

4.00 - 4.00                      1,700                  4               4.00
2.00 - 2.00                      5,200                  4               2.00
0.60 - 0.60                      4,000                  4               0.60
                        ---------------- ------------------ ----------------
                                10,900                  4               1.80
                        ================ ================== ================

The options outstanding at May 31, 2001, will expire between February and December 2005.

c)   Stock-Based Compensation

In January 2000, the Company issued 3,750 shares of common stock to a company controlled by the Company's former president in exchange for services relating to the acquisition of Forest. The fair value of these services was estimated based upon the estimated fair value of the shares at $2.50 per share or $9,375. The costs were deducted from the additional paid-in capital from the said acquisition.

In February 2000, the Company recorded non-cash compensation expense of $87,500 relating to the issuance of 35,000 shares of common stock to certain consultants to the Company. The fair value of the shares was estimated at $2.50 per share at the time of the transaction.

In June 2000, the Company recorded non - cash compensation expense of $160,000 relating to the issuance of 20,000 shares of common stock for advertising and marketing services. The fair value of the shares was estimated at $8.00 per share at the time of the transaction.

As discussed in Note 2(i), the Company recognizes compensation expense for equity instruments issued to non-employees for services received based upon the fair value of the services or equity instruments issued, whichever is more reliably determined.

                            FORESTINDUSTRY.COM, INC.

Notes to the Consolidated Financial Statements
Year Ended May 31, 2001 and Ten Months Ended May 31, 2000
(Expressed in U.S. Dollars)

Note 5 - Stockholders' Equity (continued)

d)   Retirement of Common Stocks

By way of a stock retirement agreement dated May 11, 2000, and for a nominal amount of $1.00, a former principal shareholder of the Company returned 259,724 shares of common stock to the Company for cancellation. The shareholder agreed that in order for the Company to attract future financing, the Company should reduce its issued and outstanding share capital of its common stock through the surrender and retirement of these shares.

In January 2001, a consultant returned 5,000 shares of common stock upon his resignation from the Company. The Company recorded a non - cash compensation recovery of $12,500 being the value of the shares at the time they were issued.

e)   Stock Split

The Company consolidated its share capital on June 1, 2001 by way of a reverse stock split on the basis of one new common stock for each ten old common stocks. All share and per share information have been adjusted for all periods presented to reflect the reverse stock split.

f)   Stock Option Split

The Company consolidated its existing stock option plan on June 1, 2001, by way of a reverse stock option split on the basis of one new stock option for each ten old stock options. All stock option information have been adjusted for all periods presented to reflect the reverse stock option split. The exercise price was not changed with the stock option consolidation.

Note 6 - INCOME TAXES

Deferred tax assets and liabilities


                                                             May 31, 2001   May 31, 2000
                                                                        $              $

Deferred tax assets:
     Operating loss carryforward                                  475,000        210,000
 Book depreciation in excess of tax depreciation                   19,000              -
                                                              --------------------------
Total deferred tax assets before valuation allowance              494,000        210,000
Valuation allowance                                              (494,000)      (210,000)
                                                              --------------------------
Net deferred tax assets                                                 -              -
                                                              ==========================


                            FORESTINDUSTRY.COM, INC.

Notes to the Consolidated Financial Statements
Year Ended May 31, 2001 and Ten Months Ended May 31, 2000
(Expressed in U.S. Dollars)


Note 6 - INCOME TAXES (continued)

Deferred tax assets and liabilities (continued)

Management believes that it is more likely than not that it will not create sufficient taxable income sufficient to realize its deferred tax assets. It is reasonably possible these estimates could change due to future income and the timing and manner of the reversal of deferred tax liabilities.

The Company has no income tax expense due to its operating losses.

The Company has Canadian operating loss carryforwards for Canadian income tax purposes at May 31, 2001 of approximately $845,000 (CDN $1,300,000). These operating losses begin to expire in fiscal year 2004.

Note 7 - Commitments

a) The Company has entered into an employment contract with the President of the Company for management and administrative services for an annual salary of $45,000 (CDN $70,000). The employment contract term is to January 31, 2003. The Company may terminate the agreement on ninety days written notice.

b)   The  Company  has  entered   into  an   agreement   to  lease  an  internet
     telecommunication line to December 31, 2002. The monthly lease payment is $959.

c) The Company has entered into three consulting agreements with three consultants to provide management, administration, sales and production services for total monthly fees of $7,368. The contract terms are to February 1, 2003. The Company may terminate each agreement on thirty days written notice.

NOTE 8 - SUBSEQUENT EVENT

a) On July 13, 2001, the Company entered into a loan agreement with two individuals (the "lenders"), who were thereafter appointed directors of the Company. Pursuant to the terms of the loan agreement, the lenders have agreed to lend to the Company an amount up to a maximum of $65,000. The loan, secured by a general security agreement over the assets of the Company, bears interest rate at 10% per annum and is repayable in full by December 31, 2001.

     The Company received  amounts  totalling  $41,000  (CDN$63,000) to July 27,
2001.

                            FORESTINDUSTRY.COM, INC.

Notes to the Consolidated Financial Statements
Year Ended May 31, 2001 and Ten Months Ended May 31, 2000
(Expressed in U.S. Dollars)


Note 9 - RELATED PARTY TRANSACTIONS


                                                                         Year       Ten Months
                                                                         Ended            Ended
                                                                  May 31, 2001     May 31, 2000
                                                                             $                $

Wages paid to the President of the Company for
management, administration and supervision services                     46,500           28,428

Interest paid to shareholders for funds loaned to the                        -            3,490
Company


Note 10 - Financial Instruments

Financial instruments include cash and equivalents, accounts receivable, and accounts payable and accrued liabilities. The estimated fair value of such financial instruments approximates their carrying value.

                            forestindustry.com, Inc.
                                 and Subsidiary

                      Condensed Consolidated Balance Sheet
                                   (unaudited)

                                                          (in U.S. Dollars)

                                                          November 30, 2001
                                                          -----------------
ASSETS

Current:
  Cash and cash equivalents                                    $     10,564
  Accounts receivable (Net allowance for
    doubtful accounts - $3,815)                                      47,237
  Work in process                                                     3,179
  Prepaid expenses and deposits                                         135
                                                               ------------
Total current assets                                                 61,115

Property and equipment  (Note 3)                                     59,981
                                                               ------------
                                                               $    121,096
                                                               ============
LIABILITIES AND STOCKHOLDERS' DEFICIT

Current:
  Accounts payable and accrued liabilities                     $    334,084
  Unearned revenues                                                  51,711
  Promissory notes payable                                           60,401
                                                               ------------
Total current liabilities                                      $    446,196
                                                               ------------
Stockholders' deficit:
  Share capital (Note 4)
  Common stock - $0.0001 par value
    30,000,000 authorized; issued and outstanding:
    1,621,058 (May 31, 2001- 1,521,058)                                 162
  Preferred stock -$0.0001 par value
    5,000,000 authorized; issued and outstanding - Nil                    -
  Additional paid in capital                                      1,231,784
  Cumulative translation adjustment                                  14,716
   Deficit                                                       (1,571,762)
                                                               ------------
Total stockholders' deficit                                        (325,100)
                                                               ------------
                                                               $    121,096
                                                               ============
Commitments (Note 6)
                     forestindustry.com, Inc. and Subsidiary

                 Condensed Consolidated Statements of Operations
                                   (unaudited)
               For the Six Months Ended November 30, 2001 and 2000

                                                         (in U.S. Dollars)

                                                     2001             2000
                                                 -----------      -----------
REVENUE
   Sales                                         $   165,581      $   205,195
                                                 -----------      -----------
EXPENSES
   Depreciation                                       43,940           66,471
   Consulting fees                                   122,203           28,076
   General and administrative                        206,428          707,719
   Professional fees                                  36,205           65,683
                                                 -----------      -----------
                                                     408,776          867,949
                                                 -----------      -----------
NET LOSS FOR THE PERIOD                              243,195          662,754
Deficit, beginning of period                       1,328,567          586,646
                                                 -----------      -----------
DEFICIT, END OF PERIOD                           $ 1,571,762      $ 1,249,400
                                                 ===========      ===========
BASIC AND DILUTED LOSS PER SHARE                      $(0.15)          $(0.49)
                                                 -----------      -----------
WEIGHTED AVERAGE NUMBER OF SHARES                  1,571,058      $ 1,355,638
                                                 ===========      ===========
                     forestindustry.com, Inc. and Subsidiary

                 Condensed Consolidated Statements of Cash Flows
                                   (unaudited)
               For the Six Months Ended November 30, 2001 and 2000


                                                           (in U.S. Dollars)

                                                          2001         2000
                                                      ----------    ----------
OPERATING ACTIVITIES:
  Net loss for the period                             $ (243,195)   $ (662,754)
  Adjustments to reconcile net loss to net cash
    used in operating activities -
      Depreciation                                        43,940        66,471
      Shares issued for service rendered                       -       212,500
  Changes in operating assets and liabilities -
      Accounts receivable                                  5,689        28,543
      Work in Process                                      5,358         4,660
      Prepaid expenses and deposits                            6        (1,334)
      Accounts payable and accrued liabilities           112,827        33,762
      Unearned revenues                                   (2,013)       (8,339)
                                                      ----------    ----------
Cash flows (used in) operating activities                (77,388)     (326,491)
                                                      ----------    ----------
INVESTING ACTIVITY:
  Sale (Acquisition) of capital assets                         -       (47,407)
                                                      ----------    ----------
FINANCING ACTIVITIES:
  Promissory notes payable                                60,401             -
  Net proceeds from issuance of preferred stock                -       200,000
                                                      ----------    ----------
Cash flows provided by financing activities               60,401       200,000
                                                      ----------    ----------

Net decrease in cash and cash equivalents                (16,987)     (173,898)

Cash and cash equivalents, beginning of period            27,551       196,963
                                                      ----------    ----------
Cash and cash equivalents, end of period              $   10,564    $   23,065
                                                      ==========    ==========
                     forestindustry.com, Inc. and Subsidiary

              Notes to Condensed Consolidated Financial Statements
                                   (unaudited)
                   For the Six Months Ended November 30, 2001


NOTE 1 - NATURE AND CONTINUANCE OF OPERATIONS

forestindustry.com, Inc. (the "Company") was incorporated in Delaware, U.S.A., on December 18, 1997, under the name of Autoeye Inc. On February 25, 2000, the Company changed its name to forestindustry.com, Inc. Prior to its acquisition of The Forest Industry Online Inc. ("Forest") (note 2(a)), the Company was inactive.

The Company's current business activities include designing web sites and operating and maintaining a computer internet web site for companies associated with the forest and wood product industries.

These consolidated financial statements have been prepared on a going concern basis in accordance with United States generally accepted accounting principles. The going concern basis of presentation assumes the Company will continue in operation for the foreseeable future and will be able to realize its assets and discharge its liabilities and commitments in the normal course of business. Certain conditions, discussed below, currently exist which raise substantial doubt upon the validity of this assumption. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Through November 30, 2001, the Company has not been profitable and has experienced negative cash flows from operations. Operations have been financed through the issuance of stocks and other external financing. The Company's future operations are dependent upon continued external funding, its ability to increase revenues and reduce expenses, and the success of its proposed development of an online business exchange auction website for the forest and wood industries. There are no assurances that the above conditions will occur.

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES

a)   Reverse Takeover and Basis of Presentation

On January 31, 2000, the Company acquired all of the issued and outstanding shares of Forest by issuing to Forest's stockholders 1,000,000 shares of common stock and control of the Company. The acquisition was a reverse takeover with Forest being the deemed accounting acquiror for financial statement purposes. The acquisition has been accounted for as a capital transaction effectively representing an issue of stocks by Forest for the net assets of forestindustry.com, Inc.

The Company's historical financial statements reflect the financial position, results of operations and cash flows of Forest from the date of its incorporation on January 9, 1997, under the laws of the Province of British Columbia, Canada. The historical stockholders' equity gives effect to the shares issued to the stockholders of Forest. The results of operations of forestindustry.com, Inc. are included only from the date of acquisition, January 31, 2000.

                     forestindustry.com, Inc. and Subsidiary

              Notes to Condensed Consolidated Financial Statements
                                   (unaudited)
                   For the Six Months Ended November 30, 2001


NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (continued)

b)   Basis of Consolidation

These consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, The Forest Industry Online Inc. All significant intercompany balances and transactions have been eliminated in the consolidated financial statements.

c)   Work in Process

Work in process is recorded at the lower of cost, determined using a percentage-of-completion method based on the contract price, and net realizable value.

d)   Property and Equipment and Depreciation

Property and equipment are recorded at cost and are depreciated using the straight-line method over their estimated useful lives ranging from five to ten years, or their lease terms.

e)   Cash and Equivalents

The Company considers all short-term investments with a maturity date at purchase of three months or less to be cash equivalents.

f)   Revenue Recognition and Unearned Revenues

Revenues on advertising fees and hosting revenues are recorded on the billed basis. Customers are invoiced on a quarterly basis in advance for advertising and hosting spaces. Unearned revenues relate to the period of the billing that has not yet transpired and therefore not earned.

Revenues   on  fixed   contract   website   designs   are   recognized   on  the
percentage-of-completion method of accounting.

g)   Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                     forestindustry.com, Inc. and Subsidiary

              Notes to Condensed Consolidated Financial Statements
                                   (unaudited)
                   For the Six Months Ended November 30, 2001


Note 2 - Significant Accounting Policies (continued)

h)   Net Earnings (Loss) Per Share

Basic earnings (loss) per share is computed using the weighted average number of common stock outstanding during the periods. Diluted loss per share is computed using the weighted average number of common and potentially dilutive common stock outstanding during the period. As the Company has losses in the periods presented, basic and diluted loss per share are the same.

i)   Stock-Based Compensation

The Company accounts for its stock-based compensation arrangement in accordance with provisions of Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations. As such, compensation expense under fixed plans would be recorded on the date of grant only if the fair value of the underlying stock at the date of grant exceeded the exercise price. The Company recognizes compensation expense for stock options, common stock and other equity instruments issued to non-employees for services received based upon the fair value of the services or equity instruments issued, whichever is more reliably determined. This information is presented in note 4(c).

Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock Based Compensation", requires entities that continue to apply the provision of APB Opinion No. 25 for transactions with employees to provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in 1995 and future years as if the fair-value-based method defined in SFAS No. 123 had been applied to these transactions.

j)   Income Taxes

The Company follows the asset and liability method of accounting for income taxes. Under this method, current taxes are recognized for the estimated income taxes payable for the current period.

Deferred income taxes are provided based on the estimated future tax effects of temporary differences between financial statement carrying amounts of assets and liabilities and their respective tax bases as well as the benefit of losses and tax credits available to be carried forward to future years for tax purposes.

Deferred tax assets and liabilities are measured using enacted tax rates that are expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the substantive enactment date. A valuation allowance is recorded for deferred tax assets when it is more likely than not that such deferred tax assets will not be realized.

                     forestindustry.com, Inc. and Subsidiary

              Notes to Condensed Consolidated Financial Statements
                                   (unaudited)
                   For the Six Months Ended November 30, 2001

Note 2 - Significant Accounting Policies (continued)

k)   Foreign Currency Translation

The functional currency of the Company is the United States dollar and for its Canadian subsidiary the Canadian dollar. Transactions in foreign currencies are translated to United States dollars at the rates in effect on the transaction date. Exchange gains or losses arising on translation or settlement of foreign currency denominated monetary items are included in the consolidated statement of operations.

l)   Impairment of Long-Lived Assets

The recoverability of the excess of cost over fair value of net assets acquired is evaluated by an analysis of operating results and consideration of other significant events or changes in the business environment. If the Company believes an impairment exists, the carrying amount of these assets is reduced to fair value as defined in SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of."

NOTE 3 - PROPERTY AND EQUIPMENT


                                                Accumulated              Net Book Value
                                       Cost    Depreciation     November 30,      November 30,
                                                                        2001              2000
                                          $               $                $                 $
                             --------------   -------------  ---------------   ---------------
 Computer Equipment                 126,818          83,087           43,731            73,192
 Furniture and Fixtures              33,362          20,800           12,562            30,018
 Software                            19,464          18,331            1,133               559
 Leasehold                            6,432           3,967            2,465               398
 Improvements
                             --------------   -------------  ---------------   ---------------
                                    186,077         126,186           59,891           104,167
                             ==============   =============  ===============   ===============

NOTE 4 - STOCKHOLDERS' EQUITY

a)   Preferred Stock

On January 31, 2000, the Company issued through a private placement 750 shares of Series "A" convertible preferred stock at a price of $1,000 per share. Holders of Series "A" preferred stocks were entitled to a distribution of $1,000 per share prior to any distribution to the holders of the Company's common stocks in the event of any liquidation or dissolution of the Company.

                     forestindustry.com, Inc. and Subsidiary

              Notes to Condensed Consolidated Financial Statements
                                   (unaudited)
                   For the Six Months Ended November 30, 2001


Note 4 - Stockholders' Equity (continued)


The Series "A" preferred stock was convertible, at the option of the holder, into common stock at 75% of the last ten day average closing bid price of the Company subject to a maximum conversion rate of 500 shares of common stock for one share of preferred stock and a minimum conversion rate of 25 shares of common stock for one share of preferred stock. In addition, all series "A" preferred stock was deemed to convert into common stock on or before January 31, 2001, the first anniversary date.

On May 10, 2000, the Company issued 24,922 shares of its common stock on the conversion of 375 shares of Series "A" convertible preferred stock.

On June 12, 2000, and January 31, 2001, the Company issued, respectively, 21,714 and 87,698 shares of its common stock on the conversion of 175 and 200 shares of Series "A" convertible preferred stock.

On November 1, 2000, the Company issued through a private placement 200 shares of Series "B" convertible preferred stock at a price of $1,000 per share. Holders of Series "B" preferred stocks were entitled to a distribution of $1,000 per share prior to any distribution to the holders of the Company's common stocks in the event of any liquidation or dissolution of the Company.

The Series "B" preferred stock was convertible, at the option of the holder, into common stock at 70% of the last five day average closing bid price of the Company subject to a maximum conversion rate of 500 shares of common stock for one share of preferred stock and a minimum conversion rate of 25 shares of common stock for one share of preferred stock.

On March 13, 2001, the Company issued 100,000 shares of its common stock on the conversion of the 200 shares of Series "B" convertible preferred stock.

b)   Stock Options

In February 2000, the Company adopted a fixed stock option plan that provides for the issuance of incentive and non-qualified stock options to officers, directors, employees and non-employees to acquire up to 25,000 shares of the Company's common stock. The plan was amended in June 2000 to increase the allowable number of stock options to be issued under this plan to 50,000 shares. The Board of Directors determines the terms of the options granted, including the number of options granted, the exercise price and the vesting schedule. The exercise price for qualified incentive stock options is not to be less than the fair market value of the underlying stock at the date of grant, and to have terms no longer than ten years from the date of grant. There was no stock option plan prior to February 2000.

                     forestindustry.com, Inc. and Subsidiary

              Notes to Condensed Consolidated Financial Statements
                                   (unaudited)
                   For the Six Months Ended November 30, 2001



Note 4 - Stockholders' Equity (continued)

Issued to Employees

On February 29, 2000, the Company granted options to purchase a total of 2,900 shares of the Company's common stock at a price of $4.00 per share to employees of the Company. The options vest on or after February 29, 2001, and expire between February and April 2005. During fiscal year 2001, 1,200 stock options were forfeited as employees left the Company. During fiscal year 2002, 700 stock options were forfeited as employees left the Company.

On June 11, 2000, the Company granted options to purchase a total of 5,400 shares of the Company's common stock at a price of $2.00 per share to employees of the Company. The options vest on or after June 11, 2001 and expire on June 11, 2005. During fiscal year 2001, 4,200 stock options were forfeited as employees left the Company. During fiscal year 2002, 650 stock options were forfeited as employees left the Company.

On December 18, 2000, the Company granted options to purchase a total of 4,500 shares of the Company's common stock at a price of $0.60 per share to employees of the Company. The options vest on or after January 31, 2001, and expire on December 15, 2005. During fiscal year 2001, 500 stock options were forfeited as employees left the Company. During fiscal year 2002, 2,500 stock options were forfeited as employees left the Company.

As discussed in Note 2(i), the Company continues to account for its employee stock-based awards using the intrinsic value method in accordance with APB No. 25, "Accounting for Stock Issued to Employees", and its related interpretations. Accordingly, no compensation expense has been recognized in the financial statements for employee stock arrangements, because the fair value of common stock at the measurement date is not greater than the option exercise price.

Pro forma information regarding net income and earnings per share is required by SFAS No. 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions: risk-free interest rate of 6%; dividend yield of 0%; volatility factors of the expected market price of the Company's stock of 529%; and an expected life of the options of 2.5 years. Accordingly, compensation expense using the fair value method would have been $457.50, amortized over their respective vesting period.

                     forestindustry.com, Inc. and Subsidiary

              Notes to Condensed Consolidated Financial Statements
                                   (unaudited)
                   For the Six Months Ended November 30, 2001


Note 4 - Stockholders' Equity (continued)

b)   Stock Options (continued)

Issued to Employees (continued)

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

The Statement's pro forma information from the options is as follows:

                                                  Six Months        Six Months
                                                       Ended             Ended
                                                November 30,      November 30,
                                                        2001              2000
                                                           $                 $

 Net (loss) as reported                             (243,195)         (662,754)
 Compensation expense from stock options
   under SFAS No. 123                                   (458)          (11,275)
                                               -------------    --------------
 Pro forma net (loss)                               (243,653)         (674,029)
                                               =============    ==============
 Pro forma (loss) per common share,
    Basic and Diluted                                 (0.15)            (0.50)
                                               =============    ==============

Issued to Non-Employees

On May 26, 2000, the Company granted options to purchase a total of 4,000 shares of the Company's common stock at a price of $2.00 per share to non-employees of the Company. The options vest on May 1, 2001, and expire on May 1, 2005. Stock options issued to non-employees are accounted for in accordance with the provisions of SFAS No. 123, "Accounting for Stock Based Compensation", using the fair value method. Accordingly, compensation expense relating to these stock options in the amount of $17,253 was recorded in year 2000 as deferred stock compensation to be amortized over their respective vesting period.

                     forestindustry.com, Inc. and Subsidiary

              Notes to Condensed Consolidated Financial Statements
                                   (unaudited)
                   For the Six Months Ended November 30, 2001



NOTE 4 - STOCKHOLDERS' EQUITY (CONTINUED)

b)       Stock Options (continued)

Issued to Non-Employees (continued)

During fiscal year 2001, $17,253 was charged as compensation expense in the statement of operations.

Additional Stock Option Plan Information

A summary status of the Company's fixed stock option plan and changes during the period ended November 30, 2001, are as follows:

                                                   Number of           Weighted
                                                      Shares            Average
                                                                 Exercise Price
                                                                              $

  Outstanding, November 1, 1999                           -                   -
    Granted                                           7,300                2.90
    Forfeited                                          (400)               4.00
                                                  ---------         -----------
  Outstanding, May 31, 2000                           6,900                2.84

    Granted                                           9,900                1.36
    Forfeited                                        (5,900)               2.29
                                                  ---------         -----------
  Outstanding, May 31, 2001                           10,900               1.80

    Granted                                                -                  0
    Forfeited                                        (3,850)               1.45
                                                  ---------         -----------
  Outstanding, November 30, 2001                      7,050                1.99
                                                  =========         ===========
  Options exercisable at end of
     November30, 2001                                 7,050                1.99
                                                  =========         ===========
                     forestindustry.com, Inc. and Subsidiary

              Notes to Condensed Consolidated Financial Statements
                                   (unaudited)
                   For the Six Months Ended November 30, 2001


Note 4 - Stockholders' Equity (continued)

b)   Stock Options (continued)

Additional Stock Option Plan Information (continued)

The following table summarizes information about the Company's fixed stock options outstanding at November 30, 2001:

                                                       Options Outstanding
                                                       -------------------
                                 Number           Weighted           Weighted
  Range of                  Outstanding            Average            Average
  Exercise Prices                    at          Remaining           Exercise
  $                        November 30,        Contractual              Price
                                   2001               Life                  $
                                                (in years)
                           ------------        -----------        -----------
  4.00 - 4.00                     1,000                  4               4.00
  2.00 - 2.00                     4,550                  4               2.00
  0.60 - 0.60                     1,500                  4               0.60
                           ------------        -----------        -----------
                                  7,050                  4               1.99
                           ============        ===========        ===========

The options outstanding at November 30, 2001, will expire between February and December 2005.

c)   Stock-Based Compensation

In January 2000, the Company issued 3,750 shares of common stock to a company controlled by the Company's former president in exchange for services relating to the acquisition of Forest. The fair value of these services was estimated based upon the estimated fair value of the shares at $2.50 per share or $9,375. The costs were deducted from the additional paid-in capital from the said acquisition.

In February 2000, the Company recorded non-cash compensation expense of $87,500 relating to the issuance of 35,000 shares of common stock to certain consultants to the Company. The fair value of the shares was estimated at $2.50 per share at the time of the transaction.

In June 2000, the Company recorded non - cash compensation expense of $160,000 relating to the issuance of 20,000 shares of common stock for advertising and marketing services. The fair value of the shares was estimated at $8.00 per share at the time of the transaction.

In August 2001, the Company issued 100,000 shares of common stock to a company in settlement of outstanding debt in the amount of $52,042 (CDN$75,000).

                     forestindustry.com, Inc. and Subsidiary

              Notes to Condensed Consolidated Financial Statements
                                   (unaudited)
                   For the Six Months Ended November 30, 2001


Note 4 - Stockholders' Equity (continued)

c)   Stock-Based Compensation (continued)

As discussed in Note 2(i), the Company recognizes compensation expense for equity instruments issued to non-employees for services received based upon the fair value of the services or equity instruments issued, whichever is more reliably determined.

d)   Retirement of Common Stocks

By way of a stock retirement agreement dated May 11, 2000, and for a nominal amount of $1.00, a former principal shareholder of the Company returned 259,724 shares of common stock to the Company for cancellation. The shareholder agreed that in order for the Company to attract future financing, the Company should reduce its issued and outstanding share capital of its common stock through the surrender and retirement of these shares.

In January 2001, a consultant returned 5,000 shares of common stock upon his resignation from the Company. The Company recorded a non - cash compensation recovery of $12,500 being the value of the shares at the time they were issued.

e)   Stock Split

The Company consolidated its share capital on June 1, 2001, by way of a share consolidation on the basis of one new common stock for each ten old common stocks. All share and per share information have been adjusted for all periods presented to reflect the reverse stock split.

f)   Stock Option Split

The Company consolidated its existing stock option plan on June 1, 2001, by way of a reverse stock option split on the basis of one new stock option for each ten old stock options. All stock option information have been adjusted for all periods presented to reflect the reverse stock option split. The exercise price was not changed with the stock option consolidation.

                     forestindustry.com, Inc. and Subsidiary

              Notes to Condensed Consolidated Financial Statements
                                   (unaudited)
                   For the Six Months Ended November 30, 2001


Note 5 - INCOME TAXES

Deferred tax assets and liabilities

                                                          November 30,
                                                                  2001
                                                                     $
Deferred tax assets:
  Operating loss carryforward                                  572,000
Book depreciation in excess of tax depreciation                 19,000
                                                          ------------
Total deferred tax assets before valuation allowance           591,000
Valuation allowance                                           (591,000)
                                                          ------------
Net deferred tax assets                                              -
                                                          ============


Management believes that it is more likely than not that it will not create sufficient taxable income sufficient to realize its deferred tax assets. It is reasonably possible these estimates could change due to future income and the timing and manner of the reversal of deferred tax liabilities.

The Company has no income tax expense due to its operating losses.

The Company has Canadian operating loss carryforwards for Canadian income tax purposes at May 31, 2001, of approximately $845,000 (CDN $1,300,000). These operating losses begin to expire in fiscal year 2004.

Note 6 - Commitments

a) The Company has entered into an employment contract with the President of the Company for management and administrative services for an annual salary of $45,000 (CDN $70,000). The employment contract term is to January 31, 2003. The Company may terminate the agreement on ninety days written notice.

b)   The  Company  has  entered   into  an   agreement   to  lease  an  internet
     telecommunication line to December 31, 2002. The monthly lease payment is $959.

c) The Company has entered into three consulting agreements with three consultants to provide management, administration, sales and production services for total monthly fees of $7,368. The contract terms are to February 1, 2003. The Company may terminate each agreement on thirty days written notice. As of November 30, 2001, the Company and two consultants mutually agreed to terminate their consulting agreements. The Company has one agreement in force for management and production services for a total monthly fee of $2,287.

                     forestindustry.com, Inc. and Subsidiary

              Notes to Condensed Consolidated Financial Statements
                                   (unaudited)
                   For the Six Months Ended November 30, 2001


Note 6 - Commitments (continued)

d) In July 2001, the Company, Teaco Properties, the Company's largest shareholder, Sean Curran and Joe Nemeth entered into a stock purchase agreement. Under the terms of the stock purchase agreement, Teaco Properties sold 900,000 shares in the aggregate of the Company's common stock that it owned to each Messrs. Curran and Nemeth for the purchase price of $10. Marc White and Dave McNaught are the beneficial owners of Teaco Properties Ltd. Prior to the transaction, Teaco Properties owned 1,000,000 shares in the aggregate. As a result of this transaction Teaco Properties currently owns 100,000 (6%), Curran owns 600,000, and Nemeth owns 300,000, which represents approximately 38.4% and 19.2% of the outstanding shares. In connection with the stock purchase agreement, Messrs. Curran and Nemeth were appointed to the Company's Board of Directors.

     In addition, as an inducement to the sale, the Company granted each to Messrs. White and McNaught two year warrants to purchase 110,000 shares (220,000 shares in the aggregate) of common stock.

e) On July 13, 2001, the Company entered into a loan agreement with two individuals (the "lenders"), who were thereafter appointed directors of the Company. Pursuant to the terms of the loan agreement, the lenders have agreed to lend to the Company an amount up to a maximum of $65,000. The loan, secured by a general security agreement over the assets of the Company, bears interest rate at 10% per annum and is repayable in full by December 31, 2001.

     The Company received amounts totalling $41,000 (CDN$63,000) to November 30, 2001.

f) In August 2001, the Company entered into a Debt Settlement Agreement with a Creditor. The agreement settles approximately $100,402 (CDN$155,710) in debt through the payment in cash of $48,360 (CDN$75,000) and the issuance of 100,000 shares of our common stock in full settlement of the debt.

g) On September 27, 2001, the Company accepted two promissory notes from two individual lenders in the amounts of $3,179 and $9,537 (CDN$5,000 and $15,000). Both promissory notes are payable in full on or before December 31, 2001, and bear twenty percent interest per annum, compounded annually.

h) On October 4, 2001, the Company accepted a promissory note from one individual lender for the sum of $4,451 (CDN$7,000). The promissory note is payable on or before December 31, 2001, and bears a twenty percent interest rate per annum, compounded annually.

i) On October 9, 2001, the Company accepted a promissory note from one individual lender for the sum of $3,179 (CDN$5,000). The promissory note is payable on or before December 31, 2001, and bears twenty percent interest rate per annum, compounded annually.

                     forestindustry.com, Inc. and Subsidiary

              Notes to Condensed Consolidated Financial Statements
                                   (unaudited)
                   For the Six Months Ended November 30, 2001


Note 7 - RELATED PARTY TRANSACTION

                                                                  Six Months
                                                                       Ended
                                                                November 30,
                                                                        2001
                                                                           $

Wages paid to the President of the Company for  management,
administration and supervision services                               22,253


Note 8 - Financial Instruments

Financial instruments include cash and equivalents, accounts receivable, and accounts payable and accrued liabilities and promissory notes payable. The estimated fair value of such financial instruments approximates their carrying value.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Officers and Directors

     The Delaware General Corporation Law and our Certificate of Incorporation and Bylaws provide that we may indemnify any and all of our officers, directors, employees or agents or former officers, directors, employees or agents, against expenses actually and necessarily incurred by them, in connection with the defense of any legal proceeding or threatened legal proceeding, except as to matters in which such persons shall be determined to not have acted in good faith and in our best interest.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, that type of indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 25. Other Expenses of Issuance and Distribution.

     The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered hereunder. No expenses shall be borne by the selling stockholder. All of the amounts shown are estimates, except for the SEC Registration Fees.

           SEC Filing Fee                                     $  39
           Blue Sky Fees and Expenses                            -0-
           Printing and Engraving Expenses                     *500
           Legal Fees and Expenses                           *7,500
           Accounting Fees and Expenses                      *2,500
           Miscellaneous Expenses                            *1,461
                                                            -------
           TOTAL                                            $12,000
                                                            =======

     All expenses other than the SEC filing fee are estimated.

Item 26. Recent Sales of Unregistered Securities.

     The following information sets forth all securities, which have been sold by us and which securities were not registered under the Securities Act of 1933, as amended. Unless otherwise indicated, the consideration paid for the shares was cash. All historical share data in the registration statement has been adjusted to reflect the various recapitalizations of our common stock.

     On December 11, 1997, Autoeye, Inc., a Colorado corporation, issued 4,761,960 shares of its common stock to Bona Vista West Ltd., an accredited investor, which was controlled by Andrew Meade, in conjunction with organization of the Colorado corporation. The shares were issued for gross proceeds of $5,000. The transaction was private in nature and the issuer had reasonable grounds to believe that the Purchaser was capable of evaluating the merits and risks of its investment and leaving the economic risks of its investment. The Purchaser was fully informed and advised about our corporate matters. The transaction was made in reliance upon exemptions provided in Regulation D of the Securities Act of 1933, as amended. Accordingly, this issuance was deemed to be exempt from registration by Section 4(2) of the Securities Act.

     On December 19, 1997, we, Autoeye, Inc., a Delaware Corporation, issued 80 shares of our common stock to Bona Vista West Ltd., an accredited investor, in conjunction with our formation. The shares were issued for an investment of $10.

     On January 9, 1998, we issued an additional 165,000 shares of our common stock in exchange for 175,456 shares of Series "H" common stock of STB Corp. This exchange was for the purpose of expanding our shareholder base. The shares were exchanged with 291 STB shareholders. This share exchange was valued at $175. On January 15, 1998, we issued 4,761,880 in conjunction with a merger to reincorporate Autoeye-Colorado into us. The issued shares were exchanged for all of the outstanding shares of Autoeye-Colorado. After the merger, Autoeye-Colorado disappeared, and we became the surviving entity. With regard to both transactions described above, we had reasonable grounds to believe that each purchaser was capable of evaluating the merits and risks of his investment and bearing the economic risks of his investment. We had not raised over the prior twelve months, more than one million dollars inclusive of the proceeds from the exchange transactions. We relied on Rule 504 of Regulation D as an exemption from registration. At the time of the transaction, our business plan called for the acquisition of a company who was developing and designing a multi-vehicle surveillance system. No commissions were paid in conjunction with any of the above transactions.

     On January 31, 2000, we issued 10,000,000 shares of our common stock in exchange for all of the outstanding stock of The Forest Industry Online, Inc. from three shareholders of The Forest Industry Online, Inc. In conjunction with this acquisition, 37,500 shares of common stock were issued to one consultant for services rendered relating to the acquisition, valued at $9,375. The shares were issued to investors residing outside of the United States. The issuance of our shares of common stock was deemed exempt pursuant to Regulation S. No commissions were paid.

     On January 31, 2000, we sold 750 shares of its Series A convertible preferred stock to three institutional investors, which were accredited investors, for aggregate proceeds of $750,000. All sales of our Series A preferred stocks were exempt from registration pursuant to Rule 506 of the Securities and Exchange Commission. All shares of the Series A preferred stock were acquired for investment purposes only and without a view to distribution. All of the persons who acquired our Series A preferred stock were fully informed and advised about matters concerning us, including our business, financial affairs and other matters. The purchasers of our Series A preferred stock acquired the securities for their own accounts. The certificates evidencing the Series A preferred stock bear legends stating that they may not be offered, sold or transferred other than pursuant to an effective registration statement under the Securities Act of 1933, or pursuant to an applicable exemption from registration. All Series A preferred shares are "restricted" securities as defined in Rule 144 of the Rules and Regulations of the SEC.

     On February 29, 2000, we issued 150,000 shares of our common stock to one consultant in payment for services rendered. The services were valued at $37,500. On February 24, 2000, we issued 200,000 shares of our common stock to one consultant in payment for services rendered, valued at $50,000. These transactions were private in nature and involved investors who were not residents of the United States. Accordingly, the issuances were deemed to be exempt from registration by Regulation S and the stock is deemed to be restricted securities.

     On May 26, 2000, we issued options to purchase 40,000 shares of common stock to one consultant in partial payment for services rendered. The issuance was deemed to be a private placement exempt from registration by section 4(2) of the Securities Act. The consulting agreement was subsequently terminated.

     On June 7, 2000, we issued 200,000 shares of our common stock to one consultant in payment for services rendered. The services were valued at $212,500. This transaction was private in nature and involved one investor who was deemed sophisticated and had access to all relevant information about us. Accordingly, the issuance was deemed to be exempt from registration by Section 4(2) of the Securities Act.

     On August 1, 2000, we sold 200 shares of our Series B convertible preferred stock to two accredited institutional investors for aggregate proceeds of $200,000. All sales of our Series B preferred stocks were exempt from registration pursuant to Rule 506 of the Securities and Exchange Commission and Regulation S. All shares of the Series B preferred stock were acquired for investment purposes only and without a view to distribution. All of the persons who acquired our Series B preferred stock were fully informed and advised about matters concerning us, including our business, financial affairs and other matters. The purchasers of our Series B preferred stock acquired the securities for their own accounts. The certificates evidencing the Series B preferred stock bear legends stating that they may not be offered, sold or transferred other than pursuant to an effective registration statement under the Securities Act of 1933, or pursuant to an applicable exemption from registration. All Series B preferred stock is "restricted" securities as defined in Rule 144 of the Rules and Regulations of the SEC.

     On August 16, 2000, we signed a non-binding letter of intent to acquire all of the issued and outstanding shares of C.C. Crow Publications, Inc. in exchange for 400,000 shares of our common stock. The transaction is subject to several conditions prior to closing. We have issued 400,000 shares of our common stock to the owner of Crow Publications, which has been placed in escrow pending the consummation of this transaction. When and if issued, the shares will be issued to one person in a private placement deemed to be exempt from registration by
Section 4(2) of the Securities Act. This issuance involved one investor who was deemed sophisticated and had access to all relevant information concerning us, including our business, financial affairs and other matters. He has acquired the common stock for his own account. 125,000 shares to be issued are a non-refundable deposit and the remaining 275,000 shares to be issued upon consummation of the acquisition will be deemed to be restricted securities. On October 6, 2000, the pending acquisition was cancelled by both parties, and the owner of Crow Publications volunteered to return the 400,000 shares of common stock to us. The 400,000 shares of common stock will be returned to treasury.

     On February 29, 2000,  the Company  granted  options to purchase a total of
33,000 shares of common stock at an exercise price of $4.00 per share to employees of the Company. Of the options to acquire 33,000 shares, options to purchase 16,000 shares were cancelled due to employees leaving the Company. On June 12, 2000, the Company granted options to purchase a total of 54,000 shares of common stock at an exercise price of $2,00 per share to employees of the Company. Of the options to acquire 54,000 shares, options to purchase 40,000 shares were cancelled due to employees leaving the Company. On May 26, 2000, the Company granted options to purchase a total of 40,000 shares at an exercise price equal to $2.00 per share to two non-employees of the Company. On December 18, 2000, the Company granted options to purchase a total of 40,000 of the Company's common stock at an exercise price of $0.60 per share to nine employees of the Company. These employees are residents outside the United States.

     All of the option issuances were to individuals residing outside the United States. The issuances of the options were exempt pursuant to Regulation S. No commissions were paid.

Item 27. Exhibits

              Exhibits                                              Page Number
              --------                                              -----------

1             Underwriting Agreement                                        N/A

3.1           Certificate of Incorporation                                  (1)

3.2           Amended Certificate of Incorporation                          (1)

3.3           Bylaws                                                        (1)

4.1           Certificate of Designation of Series A preferred stock        (1)

4.2           Stock Option Plan                                             (1)

4.3           Certificate of Designation of Series B preferred stock        (6)

5             Opinion of Counsel                                            (8)

10.1          Share Exchange Agreement with The Forest Industry             (1)
              Online, Inc.

10.2          Stock Retirement Agreement with Bona Vista West               (5)

10.3          Consulting Agreement with Todd Hilditch                       (4)

10.4          Consulting Agreement with Summit Media Partners               (4)

10.5          Letter of Intent to acquire C.C. Crows Publication            (3)
              Inc.

10.6          Lease Agreements with The Globe Foundation and                (5)
              Seebros Holdings Ltd.

10.7          Employment Agreement for Joe Perraton                         (4)

10.8          Consulting Agreement with Century Capital Management          (6)
              Ltd.

10.9          Consulting Agreement with Greg Millbank                       (6)

10.10         Memorandum of Understanding with Praxis Technical             (6)
              Group, Inc.

10.11         Consulting Agreement with Joe Perraton                        (7)

16.1          Letter Regarding Change in Certifying Accountants             (2)

23.1          Consent of Bartel Eng & Schroder                              (8)

23.2          Consent of Watson, Dauphinee & Masuch              Filed Herewith
________________

(1) Previously filed with forestindustry's initial registration statement on Form SB-2 filed with the SEC on May 19, 2000.
(2) Previously filed with forestindustry's Form 8-K filed with the SEC on March 8, 2000.
(3) Previously filed with forestindustry's Form 8-K dated August 16, 2000 (filed August 30, 2000)
(4) Previously filed with forestindustry's Form 10-KSB filed with the SEC on September 13, 2000.
(5) Previously filed with forestindustry's registration statement on Form SB-2 pre-effective statement No. 1 filed with the SEC on September 22, 2000.
(6) Previously filed with forestindustry's registration statement on Form SB-2 pre-effective statement No. 2 filed with the SEC on November 22, 2000.
(7) Previously filed with forestindustry's registration statement on Form SB-2 (file no. 333-56426) filed on March 2, 2001.
(8) Previously filed with forestindustry's registration statement on Form SB-2 (file no. 333-84216) filed on March 13, 2002.

Item 28. Undertakings

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement.

          (i) To include any prospectus required by Section l0(a)(3) of the Securities Act of l933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement, including (but not limited to) any addition or deletion of a managing underwriter.

     (2) That, for the purpose of determining any liability under the Securities Act of l933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) Insofar as indemnification for liabilities arising under the Securities Act of l933 may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of l933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this pre-effective amendment number 1 to this Registration Statement on Form SB-2 and authorized this Registration Statement to be signed on our behalf by the undersigned, thereunto duly authorized, in Nanaimo, British Columbia, on the 25th day of March, 2002.

                                  FORESTINDUSTRY.COM, INC.


                                  By:   /s/  Joe Perraton
                                        --------------------------------------
                                        Joe Perraton, President and
                                        Chief Financial and Accounting Officer




     In accordance with requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                                             Title                   Date


/s/  Joe Perraton                           Director             March 25, 2002
--------------------------
Joe Perraton


/s/  Joe Nemeth                             Director             March 25, 2002
--------------------------
Joe Nemeth


/s/  Sean Curran                            Director             March 25, 2002
--------------------------
Sean Curran